Exhibit 10.1

Certain identified information marked as [****] has been excluded from this exhibit because it both (i) is not material and (ii) is the type that the Company treats as private or confidential.

STRATEGIC ASSET LICENSE AGREEMENT

BETWEEN:

PHARMALA BIOTECH HOLDINGS INC., a corporation incorporated under the laws of the Province of Ontario with its head office at 1 Adelaide Street East, Suite 801, Toronto, Ontario, M5C 2V9, Canada (“PharmAla”)

— and —

JUPITER NEUROSCIENCES, INC., a corporation incorporated under the laws of the State of Delaware with its principal office at 11621 Kew Gardens Drive, Palm Beach Gardens, Florida 33410, United States (“Jupiter”)

(each, a “Party” and, collectively, the “Parties”).

DATED as of July 20, 2026 (the “Execution Date”).

RECITALS

WHEREAS, PharmAla is a Canadian biotechnology company engaged in the research, development and good manufacturing practice production of MDXX-class psychedelics, including clinical-grade MDMA and novel analogues, and is the owner of a proprietary investigational compound known as ALA-002;

WHEREAS, Jupiter is a clinical-stage pharmaceutical company headquartered in Jupiter, Florida and publicly listed on the Nasdaq Capital Market (Ticker: JUNS), engaged in the development of therapies for neuroinflammation and central nervous system disorders; and

WHEREAS, Jupiter wishes to obtain, and PharmAla is willing to grant, an exclusive, perpetual, royalty-bearing license in the Territory under the Licensed Intellectual Property to Develop, Manufacture and Commercialize Licensed Products in the Field, subject in all cases to the terms, conditions, termination rights, reversion rights and limitations expressly set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1 — DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, capitalized terms have the meanings set out below.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person, for so long as such Control exists.

“Agreement” means this Strategic Asset License Agreement, including all Schedules and Exhibits attached hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“ALA-002” means PharmAla’s proprietary, non-racemic mixture of MDMA enantiomers comprising approximately [***] and [***] developed by PharmAla, including all salts, hydrates, solvates, polymorphs, prodrugs, metabolites, esters, free acid or base forms thereof, and all formulations, dosage forms, and modes of administration thereof, in each case as further described in Schedule A.

“Allotted Equity Value” has the meaning given in Section 3.2(a).

“Applicable Law” means all applicable federal, provincial, state, municipal and local laws, statutes, regulations, by-laws, rules, ordinances, orders, decrees, injunctions, judgments, codes and binding administrative guidance of any Governmental Authority, including, without limitation, the United States Federal Food, Drug, and Cosmetic Act, the United States Controlled Substances Act, the United States Securities Act of 1933 (the “Securities Act”), the United States Securities Exchange Act of 1934, and the rules and policies of the Nasdaq Capital Market, the Canadian Securities Administrators, and the Canadian Securities Exchange (the “CSE”).

“Assets” has the meaning given in Section 2.5(a).

“Business Day” means any day other than a Saturday, Sunday or statutory holiday on which the commercial banks in each of Toronto, Ontario and New York, New York are open for the transaction of commercial business.

“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive period of twelve (12) consecutive calendar months ending on December 31.

“Change of Control” means, with respect to Jupiter, the occurrence of any of the following, whether in a single transaction or series of related transactions: (a) any merger, amalgamation, consolidation, arrangement, reorganization, share exchange, business combination or similar transaction involving Jupiter, other than a transaction effected solely for the purpose of changing Jupiter’s jurisdiction of incorporation or domicile, following which the holders of Jupiter’s voting securities immediately prior to such transaction do not, directly or indirectly, beneficially own more than fifty percent (50%) of the outstanding voting securities or voting power of the surviving, resulting or acquiring entity or its ultimate parent; (b) any Person or group of Persons acting jointly or in concert becoming the direct or indirect beneficial owner of more than fifty percent (50%) of the outstanding voting securities or voting power of Jupiter or otherwise acquiring the power to direct or cause the direction of the management and policies of Jupiter, whether through ownership of voting securities, by contract or otherwise; (c) any sale, transfer, exclusive license, assignment or other disposition of all or substantially all of Jupiter’s assets, or all or substantially all of Jupiter’s business or assets relating to this Agreement; or (d) any transaction or series of related transactions as a result of which Jupiter becomes Controlled by a Third Party or by an Affiliate of a Third Party. For purposes of determining whether a Change of Control involves a Competing Business, the activities of the acquiring Person, its Affiliates, its ultimate parent and any Person that directly or indirectly Controls the acquiring Person shall be taken into account.

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“Claim” means any claim, action, suit, demand, proceeding, investigation or inquiry by or before any Governmental Authority or any arbitrator.

“CMC Data” means all chemistry, manufacturing and controls data, information, procedures, techniques and documentation relating to ALA-002, including test method development and stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control, drug substance and drug product specifications, master batch records, analytical methods, validation reports, stability data, manufacturing process descriptions, raw material specifications, container closure system specifications and supplier qualification documentation.

“Combination Product” means any Licensed Product that comprises a Licensed Product with one or more other clinically or pharmacologically active compounds, ingredients or devices other than a Licensed Product, in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured). The Licensed Product portion of any Combination Product shall be deemed the “Licensed Component” and the other clinically or pharmacologically active element of such Combination Product shall be deemed the “Other Components.”

“Commercialization” or “Commercialize” means all activities directed to marketing, distribution, promoting, selling or exploiting of pharmaceutical products (including importing and exporting activities in connection therewith), but excluding activities directed to Manufacturing or Development. “Commercializing” and “Commercialized” have the correlative meanings.

“Commercialization Milestone Payment” has the meaning given in Section 3.6.

“Commercially Reasonable Efforts” means, with respect to the performance of any obligation of Jupiter under this Agreement, the carrying out of such obligation with a degree of effort, expertise and resources consistent with the efforts that a reasonably prudent specialty pharmaceutical company of similar size and capability would devote to a product of comparable commercial potential, regulatory status and stage of development, taking into account market opportunity, clinical efficacy and safety profile, potential profitability, regulatory considerations and patent protection, provided, that, payments owed to PharmAla solely as a result of the successful Development or commercialization of Licensed Products shall not, by themselves, be deemed sufficient to justify a reduction in such efforts.

“Competing Business” means any Person that, directly or through any Affiliate, is engaged in the research, development, manufacture, commercialization or sale of any product containing MDMA or any entactogenic phenethylamine that is reasonably expected to be competitive with ALA-002 or any Licensed Product, excluding a diversified pharmaceutical company for which such activities are not material to its overall business and that has reasonable internal safeguards that would protect PharmAla’s Confidential Information and Licensed Know-How, should any be disclosed to it. For purposes of this definition, any determination as to whether a Person is engaged in a Competing Business shall take into account the activities of such Person and its Affiliates, and PharmAla shall be entitled to request reasonable information from Jupiter to assess whether any proposed Sublicensee, assignee or acquirer is engaged in a Competing Business.

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“Confidential Information” has the meaning given in Section 6.1.

“Control” (including the terms “Controlled”, “Controlling” and “under common Control with”) means (a) when used in respect of a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and (b) when used in respect of any Intellectual Property Rights, the possession by a Party (whether by ownership or license, other than pursuant to this Agreement) of the legal authority or right to grant a license or sublicense under such Intellectual Property Rights to the other Party as contemplated by this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

“Cover” or “Covering” means, with respect to a particular product and any Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, importation, or exportation of such product would infringe a Valid Claim of such Patent.

“Cure Period” has the meaning given in Section 10.2.

“Develop” (including the terms “Development” and “Developing”) means all activities relating to research, discovery, development, pre-clinical and clinical testing (including Phase 1, Phase 2, Phase 3 and post-approval studies), regulatory affairs, statistical analysis and clinical trial reporting, but excluding Manufacture and Commercialization.

“Development Milestone Payment” has the meaning given in Section 3.5.

“Development Plan” means the written development plan for Licensed Products in the Territory, including the Development Timeline, set out in Schedule D, as amended from time to time in accordance with Section 4.2.

“Development Timeline” means the specific timeline for the achievement of Development milestones for Licensed Products in the Territory set out in Schedule D, as amended from time to time in accordance with Section 4.2.

“Effective Date” means the first date on which all of the conditions set forth in Section 3.1(d) have been satisfied or waived in writing by the Party entitled to the benefit of such condition.

“Equity Consideration” has the meaning given in Section 3.2.

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“Equity Floor Price” means US$0.0345 per Jupiter Share, being 20% of the closing price of the Jupiter Shares on the Nasdaq on the trading day immediately preceding the Execution Date.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Field” means all human therapeutic, prophylactic, palliative, diagnostic and supportive uses, including all indications, in each case in the Territory.

“First Commercial Sale” means, with respect to a Licensed Product, the first sale of such Licensed Product by Jupiter, its Affiliates or Sublicensees to a Third Party for end use or consumption in the Territory after receipt of Regulatory Approval for such Licensed Product in the Territory. “First Commercial Sale” shall not include: (a) any distribution or other sale solely for so-called treatment investigational new drug sales, named patient sales, compassionate or emergency use sales or pre-license sales; (b) intercompany transfers to Affiliates of Jupiter or between such entities and a Sublicensee, provided, that a subsequent sale to a Third Party by such Affiliate or Sublicensee is not considered an intercompany transfer; or (c) other similar non-commercial sales made at no charge or sold at or below cost.

“Force Majeure” has the meaning given in Section 12.9.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Governmental Authority” means any federal, provincial, state, municipal or local government, court, regulatory or administrative agency, commission, tribunal or other governmental, regulatory or self-regulatory authority or instrumentality, whether domestic or foreign, including the FDA, the United States Securities and Exchange Commission (the “SEC”), the Canadian Securities Administrators, the CSE and the Nasdaq Capital Market.

“IND” means an Investigational New Drug application submitted to the FDA pursuant to 21 C.F.R. Part 312, or any successor application.

“Indemnitee” has the meaning given in Section 9.3(a).

“Indemnitor” has the meaning given in Section 9.3(a).

“Initial Cash Consideration” has the meaning given in Section 3.1(a).

“Initial Equity Consideration” has the meaning given in Section 3.2(b).

“Intellectual Property Rights” means all intellectual and industrial property rights of any kind, whether registered or unregistered, including all (a) Patents; (b) trademarks, service marks, trade dress, trade names, brand names, logos, slogans, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and rights of authorship, including registrations, applications and renewals therefor, and all moral rights; (d) database rights and rights in compilations of data; (e) trade secrets, Know-How and rights to confidential information; and (f) all similar or equivalent rights existing under the laws of any jurisdiction.

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“Jupiter Improvement” means any improvement of any of the Licensed Know-How or Licensed Patents that is owned and controlled by Jupiter and that cannot reasonably be practiced absent a right to practice the underlying Licensed Know-How and/or Licensed Patents.

“Jupiter Indemnitees” has the meaning given in Section 9.1.

“Jupiter Shares” means shares of common stock, par value US$0.0001 per share, of Jupiter.

“Know-How” means all proprietary, non-public information, materials, data, results, techniques, technology, know-how, processes, methods, formulae, trade secrets, inventions (whether patentable or not), discoveries, developments, designs, specifications, plans, drawings, software, algorithms, biological materials, chemical compounds, reagents, samples, assays, cell lines, vectors, microorganisms, formulations, manufacturing processes (including CMC, analytical, quality control), recipes, protocols, procedures, results of experiments and tests, pre-clinical and clinical data, pharmacology data, toxicology data (including in vitro and in vivo studies), clinical trials and other testing of any composition of matter, product candidate or product, regulatory data and information, and any and all other data related to development, manufacture or commercialization.

“Licensed Intellectual Property” means, collectively, the Licensed Patents, the Licensed Know-How, and the Licensed Regulatory Documentation.

“Licensed Know-How” means the Know-How identified in Schedule B.

“Licensed Patents” means all the Patents Controlled by PharmAla as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, Manufacture or Commercialization of ALA-002 or any Licensed Product in the Territory, including the Patents listed in Schedule A.

“Licensed Product” means any pharmaceutical, biological or therapeutic product, in any formulation or dosage form, that (i) incorporates, contains, is comprised of, or is derived from ALA-002 or (ii), on a country-by-country basis, is a product whose manufacture, use, sale, offer for sale or importation is Covered by a Valid Claim within the Licensed Patents or uses Licensed Know-How.

“Licensed Regulatory Documentation” means all Regulatory Documentation Controlled by PharmAla as of the Effective Date or during the Term that relates to ALA-002 or any Licensed Product in the Territory, including the items listed in Schedule C.

“Losses” means any and all losses, damages, liabilities, settlements, judgments, awards, fines, penalties, costs and expenses (including reasonable legal and other professional fees and disbursements).

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“Manufacture” (including the terms “Manufacturing” and “Manufactured”) means all activities relating to the manufacturing, synthesis, formulation, fill, finish, packaging, labelling, shipping, handling, storage, quality assurance, quality control and release of ALA-002 or any Licensed Product, in each case for use in the Territory.

“NDA” means a New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 314, including any amendments and supplements thereto, or any equivalent successor application.

“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Jupiter, its Affiliates and Sublicensees (each, a “Selling Party”) for sales of such Licensed Product to Third Parties (other than Affiliates or Sublicensees of any Selling Party, unless such Affiliate or Sublicensee is the end user) in the Territory, less the following deductions, in each case to the extent actually incurred, allowed, paid or accrued and not otherwise recovered or reimbursed by the Selling Party, and to the extent included in the gross invoiced amount and consistent with GAAP:

(a) customary trade, cash and quantity discounts, including retroactive price reductions, granted and not reimbursed;

(b) credits and allowances for returns, rejections, recalls or withdrawals (whether voluntary or required);

(c) sales, value-added, excise and similar taxes (excluding income or franchise taxes of any kind), import or export duties and customs duties paid by the Selling Party and not reimbursed;

(d) freight, insurance, packing and other transportation charges separately invoiced and to the extent not reimbursed;

(e) deductions for uncollected invoiced amounts characterized as bad debt in accordance with Jupiter’s standard accounting practices, not to exceed ten percent (10%) per Calendar Quarter, provided that Jupiter shall use commercially reasonable collection practices consistent with its practices for similarly situated products and shall not structure sales or distributor arrangements for the purpose of reducing Net Sales or deferring milestone or royalty payments, unless otherwise approved by PharmAla in writing; and

(f) rebates, chargebacks and similar customary payments actually granted to wholesalers, distributors, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), group purchasing organizations, managed care organizations and Governmental Authorities (including pursuant to mandatory federal or state pricing programs).

For clarity:

(i) sales of Licensed Product by a Selling Party for use in clinical trials, expanded access, named-patient, compassionate use or other non-commercial programs, in each case at or below the Selling Party’s fully-allocated cost, shall not constitute Net Sales; and

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(ii) no deduction shall be made for any commissions, royalties or similar payments made by a Selling Party to any Third Party.

Net Sales for a Combination Product in a country shall be calculated as follows:

(i) If both the Licensed Component and the Other Components are sold independently in such country in the same formulation and dosage, then Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Licensed Component sold separately in the same formulation and dosage, and B is the (sum of the) average gross selling price(s) in such country of the Other Component(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii) If the Licensed Component is sold independently of the Other Component(s) in such country in the same formulation and dosage, but the average gross selling price of the Other Component(s) cannot be determined, then Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the average gross selling price in such country of such Licensed Component sold independently in the same formulation and dosage and C is the average gross selling price in such country of the Combination Product.

(iii) If the Other Component(s) are sold independently of the Licensed Component in such country in the same formulation and dosage, but the average gross selling price of such Licensed Component cannot be determined, then Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction [1-B/C], where B is the (sum of the) average gross selling price(s) in such country of the Other Component(s) in the same formulation and dosage and C is the average gross selling price in such country of the Combination Product.

(iii) If the average gross selling price of such Licensed Components and the Other Component(s) in the same formulation and dosage cannot be determined, then Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by a fraction to be determined by the Parties in good faith based on the relative value contributed by the Licensed Components and Other Components of such Combination Product.

Notwithstanding the foregoing, in no event shall the Net Sales attributable to the Licensed Component of a Combination Product be less than fifty percent (50%) of the total Net Sales of such Combination Product.

“Patent” or “Patents” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent applications claiming priority from such patent applications or provisional patent applications, including divisions, continuations, continuations-in-part and additions, (c) any patent that issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) any re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents applicable to any of the foregoing.

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“Patent Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements incurred in the preparation, filing, prosecution, defense and maintenance of Patents, including the fees of outside patent counsel and government filing and renewal fees.

“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, trust, estate, association, joint venture, syndicate, sole proprietorship or other entity or any Governmental Authority.

“PharmAla Indemnitees” has the meaning given in Section 9.2.

“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product on a sufficient number of patients that is designed to (a) establish that such Licensed Product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, and (c) support Regulatory Approval of such Licensed Product, as further described in 21 C.F.R. § 312.21(c) (as amended from time to time, or any successor regulation thereto).

“Pricing Window” means the period commencing on (and including) the Effective Date and ending on (and including) the Issuance Date.

“Regulatory Approval” means all approvals, licenses, registrations, permits and authorizations of any Regulatory Authority that are necessary or reasonably useful for the Development and Commercialization of a Licensed Product, including, in respect of the United States, approval of an NDA.

“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for Licensed Products, including the FDA.

“Regulatory Documentation” means all (a) filings, applications or submissions (including all INDs and NDAs), registrations, licenses, authorizations, permits and approvals (including Regulatory Approvals) filed with any Regulatory Authority; (b) correspondence and reports submitted to or received from any Regulatory Authority (including minutes and official contact reports relating to any communications with any Regulatory Authority); (c) clinical and pre-clinical study reports, source documents, statistical analyses and protocols; (d) the minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, and (e) all data contained in or supporting any of the foregoing.

“Reset Shares” has the meaning given in Section 3.2(c)(i).

“Royalty” has the meaning given in Section 3.7(a).

“Sublicensee” means any Third Party to which Jupiter (or an Affiliate of Jupiter) has granted a sublicense under any of the rights granted to Jupiter pursuant to Section 2.1.

“Term” has the meaning given in Section 10.1.

“Territory” means the United States of America, including its territories, possessions and commonwealths, and including Puerto Rico.

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“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Upfront Payment” has the meaning given in Section 3.1.

“Valid Claim” means (a) a claim of an issued and unexpired Patent that has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of a pending Patent application that (i) has not been pending for more than seven (7) years from the filing date of the earliest Patent application from which such pending Patent application derives priority, and (ii) (A) has not been cancelled, withdrawn or abandoned, or (B) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal; provided that in the case of a pending claim that ceases to be a Valid Claim due to the foregoing time limit of clause (b)(i), if such pending claim later issues, such claim shall thereafter be considered a Valid Claim for all purposes hereunder so long as it meets the requirements of clause (a).

“VWAP” means, in respect of the Jupiter Shares for any specified period, the volume-weighted average price per share calculated by dividing (a) the aggregate dollar value of all reported trades of Jupiter Shares on the Nasdaq Capital Market during such period (excluding block trades, off-exchange trades and trades effected pursuant to Rule 10b-18) by (b) the aggregate number of Jupiter Shares traded in such reported trades during such period, in each case as reported on Bloomberg Professional Service (or, if Bloomberg is not then reasonably available, such other reputable financial reporting service as may be agreed by the Parties).

1.2 Interpretation

(a) Unless the context otherwise requires, references in this Agreement to: (i) the singular include the plural and vice versa; (ii) any gender include all genders; (iii) Articles, Sections and Schedules are to articles, sections and schedules of this Agreement; (iv) “including” means “including without limitation”; (v) any statute include any rules and regulations made thereunder, and any successor or amending statute; (vi) “$” or “US$” means United States dollars; (vii) “days” means calendar days unless “Business Days” is specified; and (viii) the word “will” will be construed to have the same meaning and effect as the word “shall”.

(b) Headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(c) The recitals and Schedules form an integral part of this Agreement.

(d) No rule of construction shall be applied to the disadvantage of any Party by reason of such Party having drafted any provision of this Agreement, the Parties having had the opportunity to consult independent counsel.

(e) Where a provision of this Agreement requires the consent or approval of a Party, such consent or approval shall be in writing and, unless expressly stated otherwise, may be granted, withheld, conditioned or delayed in such Party’s sole and absolute discretion.

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ARTICLE 2 — GRANT OF LICENSE; RETAINED RIGHTS

2.1 License Grant. Effective as of, and subject to the occurrence of, the Effective Date and the terms and conditions of this Agreement, PharmAla hereby grants to Jupiter an exclusive (even as to PharmAla and its Affiliates, but subject to PharmAla’s retained rights under Section 2.3), royalty-bearing, sublicensable (only as expressly permitted under Section 2.2) license under the Licensed Intellectual Property to (i) Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized Licensed Products in the Field, solely in the Territory; and (ii) Manufacture and have Manufactured Licensed Products outside of the Territory solely for import and sale into the Territory in the Field. For greater certainty, the license granted under this Section 2.1 shall remain in effect for the entire duration of the Term. For clarity, no right is granted to Jupiter to sell, distribute, export, commercialize or otherwise exploit ALA-002 or any Licensed Product outside the Territory, and all rights not expressly granted to Jupiter are reserved by PharmAla.

2.2 Sublicensing.

(a) Grants. Jupiter may grant sublicenses under the rights granted in Section 2.1 to any Third Party; provided that Jupiter shall not grant any sublicense, directly or indirectly, to any Person engaged in a Competing Business without PharmAla’s prior written consent, which may be withheld, conditioned or delayed in PharmAla’s sole discretion. Prior to entering into any sublicense, Jupiter shall provide PharmAla with written notice identifying the proposed Sublicensee, the rights proposed to be sublicensed, the territory, the field, the proposed scope of activities, and whether such Sublicensee or any of its Affiliates is engaged in a Competing Business.

(b) Affiliates. Jupiter may allow its Affiliates to exercise Jupiter’s licensed rights hereunder for so long as such Affiliate continues to be an Affiliate of Jupiter, provided that Jupiter shall remain primarily liable for the performance of each such Affiliate of its obligations under this Agreement.

(c) Sublicense Terms. Each sublicense granted by Jupiter shall (i) be granted pursuant to a written agreement that is consistent with, and subject and subordinate to, the terms and conditions of this Agreement; (ii) include obligations on the sublicensee no less protective of PharmAla’s rights than the corresponding obligations of Jupiter under this Agreement, including with respect to confidentiality, IP ownership, audit rights, indemnification, insurance, regulatory compliance and reversion of rights upon termination; and (iii) provide for automatic assignment to PharmAla upon termination of this Agreement by PharmAla.

(d) No Relief from Obligations. Jupiter shall remain primarily liable for all acts and omissions of its Sublicensees with respect to the sublicense, and the grant of any sublicense shall not relieve Jupiter of any of its obligations under this Agreement.

(e) Copy to PharmAla. Jupiter shall provide PharmAla with a complete copy of each fully executed sublicense agreement (with reasonable redactions for commercial pricing terms and other terms not materially relevant to this Agreement) within thirty (30) days following execution.

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2.3 Retained Rights of PharmAla; Diversion.

(a) Outside the Territory. Notwithstanding Section 2.1, PharmAla expressly retains all right, title and interest in and to ALA-002, the Licensed Intellectual Property and all Licensed Products outside the Territory, including all rights to Develop, Manufacture and Commercialize ALA-002 and Licensed Products in all jurisdictions other than the Territory, in any indication and in any formulation.

(b) Manufacture Outside the Territory for Use Outside the Territory. For greater certainty, PharmAla and its Affiliates, contractors, licensees and sublicensees shall be entitled to Manufacture ALA-002 and Licensed Products outside the Territory for use outside the Territory.

(c) Research Use. PharmAla retains a non-exclusive, perpetual, royalty-free license to use the Licensed Intellectual Property for internal research and pre-clinical purposes outside the Field and outside the Territory.

(d) Cross-Border Coordination. Each Party will reasonably cooperate with the other Party in obtaining any Regulatory Approvals for the Licensed Products in the other Party’s territory by providing, to the extent reasonably requested in writing by the other Party, access to Regulatory Documentation relating to the Licensed Products. If either Party reasonably believes that the other Party is taking or intends to take any action with respect to a Licensed Product that is reasonably likely to have a material adverse impact upon the regulatory status of such Licensed Product within such Party’s territory, then such Party will have the right to bring the matter to the attention of the Parties’ senior executives for good faith discussion. Neither Party shall use the other Party’s Regulatory Documentation or Confidential Information to support any product outside its permitted territory except as expressly permitted under this Agreement.

(e) No Diversion. Jupiter and its Affiliates and Sublicensees will not (i) promote, market, distribute, import, sell or have sold any Licensed Product, including via internet or mail order, outside the Territory; (ii) establish or maintain any branch, warehouse or distribution facility for Licensed Products in any country or region outside the Territory; (iii) engage in any advertising or promotional activities of Licensed Products directed primarily to customers or other purchasers or users outside the Territory; (iv) solicit orders for any Licensed Products from any prospective purchaser located outside the Territory; or (v) sell or distribute any Licensed Products to any person or entity in the Territory who, to such party’s knowledge, intends to resell the Licensed Products outside the Territory.

2.4 No Implied Licenses. No right, title, interest, or license, whether by implication, estoppel, statute, exhaustion or otherwise, is granted by PharmAla to Jupiter or its Affiliates under any Intellectual Property Rights Controlled by PharmAla other than as expressly set forth in Section 2.1. Without limiting the generality of the foregoing, no license is granted to Jupiter outside the Territory or outside the Field.

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2.5 Access to Licensed Materials; Delivery of Copies; Limited Transfers

(a) Definition of Assets. PharmAla shall, within ten (10) Business Days after the Effective Date, provide or make available to Jupiter copies of, access to, or, only where expressly stated, assignment of, the following materials (collectively, the “Assets”):

(i) the Licensed Know-How, and all CMC Data, clinical trial data (including supporting documentation such as protocols and case report forms), manufacturing processes, analytical methods, formulations and trade secrets reasonably necessary or useful for the Development, Manufacture or Commercialization of ALA-002 or Licensed Products in the Field in the Territory; and

(ii) the Regulatory Documentation, including all INDs, regulatory filings, correspondence with the FDA and other Regulatory Authorities, and all pre-clinical and clinical data (including source documents) reasonably necessary or useful for the Development, Manufacture or Commercialization of ALA-002 or Licensed Products in the Field in the Territory.

For clarity, except for any contract, regulatory filing or tangible material expressly assigned in writing, the provision of any Licensed Know-How, CMC Data, manufacturing process, analytical method, formulation, trade secret, clinical or pre-clinical data, Regulatory Documentation or other material shall not constitute an assignment or transfer of ownership of any Intellectual Property Rights, all of which remain subject to Article 5.

(b) Mechanics of Transfer. PharmAla shall take such further actions and execute such further documents as may be reasonably necessary or desirable to effect the transfer of the Assets.

2.6 Section 365(n) of the U.S. Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by PharmAla to Jupiter are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. Notwithstanding the foregoing, nothing in this Section 2.6 shall be interpreted or applied so as to limit or restrict the exercise of any rights of termination of PharmAla expressly set forth in Article 10.

ARTICLE 3 — CONSIDERATION; PAYMENTS

3.1 Payment. In consideration of the rights granted by PharmAla to Jupiter under this Agreement, Jupiter shall pay or cause to be paid to PharmAla an aggregate upfront payment of three million three hundred thirty-three thousand three hundred thirty-three United States Dollars (US$3,333,333) (the “Upfront Payment”), with the Initial Cash Consideration payable as a condition precedent to the Effective Date and the Equity Consideration payable following the Effective Date in accordance with Section 3.2, comprised as follows:

(a) one million five hundred thousand United States Dollars (US$1,500,000) payable in cash (the “Initial Cash Consideration”), less the Deposit (defined below); and

(b) one million eight hundred thirty-three thousand three hundred thirty-three United States Dollars (US$1,833,333) payable in Jupiter Shares determined and issued in accordance with Section 3.2 (the “Equity Consideration”),

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provided that Jupiter may, in its sole discretion, elect to pay all or any portion of the Equity Consideration in cash, in which case the cash payable under Section 3.1(a) shall be increased on a dollar-for-dollar basis.

(c) The deposit of US$600,000 (the “Deposit” or “Escrowed Funds”) held by the Escrow Agent under the escrow agreement entered into by the Parties dated May 19, 2026 (the “Escrow Agreement”) shall be released to PharmAla pursuant to the joint written instructions described below and, upon release, credited dollar-for-dollar against the Initial Cash Consideration, and all interest accrued on the Escrowed Funds shall be released to PharmAla without credit, offset or reduction, in each case in accordance with the Escrow Agreement. The Parties shall promptly execute and deliver joint written instructions to the Escrow Agent confirming that the consummation of the transactions contemplated by this Agreement constitutes the “Consummation” under Section 4(b) of the Escrow Agreement and directing the release of the Escrowed Funds and all accrued interest to PharmAla. For clarity, each Party’s obligation to execute and deliver such joint written instructions shall be effective immediately upon execution and delivery of this Agreement. Payment of the Initial Cash Consideration, including release of the Deposit and all accrued interest to PharmAla, is a material obligation of Jupiter and a condition to the Effective Date. If the Escrowed Funds are not released to PharmAla due to Jupiter’s failure to deliver required escrow release instructions, or the balance of the Initial Cash Consideration is not paid when due, PharmAla may suspend delivery of any Licensed Intellectual Property and may terminate this Agreement upon written notice without refund or credit of any amounts previously released to PharmAla, subject only to the express terms of the Escrow Agreement. If the Effective Date has not occurred solely because PharmAla has failed to deliver required escrow release instructions, the Escrow Agent has failed to release the Escrowed Funds despite receipt of duly executed joint written instructions from both Parties, or any other condition within PharmAla’s control has not been satisfied, then Jupiter shall not be deemed to be in breach or default of this Agreement, PharmAla shall have no right to terminate this Agreement on that basis or retain any amounts previously released except as expressly provided in the Escrow Agreement, and the Parties shall cooperate in good faith to cause the applicable condition to be satisfied as promptly as practicable.

(d) Conditions Precedent to Effectiveness. Notwithstanding anything to the contrary in this Agreement, the rights and licenses granted to Jupiter under Section 2.1, PharmAla’s delivery obligations under Section 2.5, Jupiter’s Development obligations under Article 4, and the Development Timeline set forth in Schedule D shall not commence, and this Agreement shall not become effective for such purposes, until each of the following conditions has been satisfied or waived in writing by the Party entitled to the benefit of such condition: (i) this Agreement has been duly executed and delivered by each Party; (ii) Jupiter has delivered to PharmAla, by wire transfer of immediately available funds to the account designated by PharmAla, the portion of the Initial Cash Consideration not satisfied by release of the Deposit; (iii) PharmAla has confirmed receipt of such wire transfer in immediately available funds; (iv) the Parties have delivered duly executed joint written instructions to the Escrow Agent directing release of the Escrowed Funds and all accrued interest to PharmAla; (v) the Escrowed Funds and all accrued interest have been released to, and received by, PharmAla in accordance with the Escrow Agreement; and (vi) no Applicable Law or order of any Governmental Authority then prohibits the consummation of the transactions contemplated by this Agreement. For clarity, the obligations in Section 3.1(c) and this Section 3.1(d), and any provisions necessary to enforce them, shall be effective as of the Execution Date, and the issuance of the Equity Consideration set forth under Section 3.2(b) is not a condition precedent to the Effective Date and shall be governed by Section 3.2.

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3.2 Equity Consideration; VWAP Reset Mechanic

(a) Allotted Equity Value. The dollar value of the Equity Consideration referred to in Section 3.1(b), namely US$1,833,333, is referred to as the “Allotted Equity Value”.

(b) Initial Issuance. On a date no later than thirty (30) days following the Effective Date (the “Issuance Date”), Jupiter shall issue to PharmAla that number of Jupiter Shares equal to the Allotted Equity Value divided by the VWAP of the Jupiter Shares for the twenty (20) consecutive trading days ending on (and including) the trading day immediately preceding the Issuance Date (the “Initial Issuance Price”), rounded down to the nearest whole share (such shares, the “Initial Equity Consideration”); provided, that in no event shall the aggregate number of Jupiter Shares issued or issuable to PharmAla pursuant to this Article 3 (including the Initial Equity Consideration, any Reset Shares and any Jupiter Shares issued in respect of Development Milestone Payments), when aggregated with any other issuances required to be aggregated under Nasdaq Listing Rule 5635, equal or exceed 19.99% of the number of shares of Jupiter common stock outstanding immediately prior to the first such issuance (the “Exchange Cap”), unless Jupiter shall have first obtained the approval of its stockholders as required by Nasdaq Listing Rule 5635. Jupiter’s issuance of the Initial Equity Consideration on or before the Issuance Date is a material obligation of Jupiter. If, for any reason, Jupiter does not issue all of the Initial Equity Consideration on or before the Issuance Date, then PharmAla may elect by written notice to require Jupiter to pay the unpaid portion of the Allotted Equity Value cash within five (5) Business Days of such notice, together with interest in accordance with Section 3.7(b) without prejudice to any other rights or remedies of PharmAla; provided that, to the extent such failure to issue the Initial Equity Consideration is caused by PharmAla’s breach of its representations in Section 3.2(d), failure to provide information or documentation reasonably required for the issuance of the Jupiter Shares in compliance with Applicable Law or Nasdaq rules, or other action or omission by PharmAla that prevents lawful issuance, the Issuance Date shall be extended for the affected portion of the Initial Equity Consideration until five (5) Business Days after such failure has been cured, and PharmAla shall not have the cash election described in this sentence with respect to such affected portion during such extension period. For clarity, nothing in this Section 3.2(b) shall require Jupiter to issue any Jupiter Shares in violation of Nasdaq Listing Rule 5635 or any other Applicable Law.

(c) VWAP Reset. On the date that is five (5) Business Days following the Issuance Date (the “Reset Date”):

(i) Jupiter shall calculate the VWAP of the Jupiter Shares for the period of the Pricing Window (the “Reset VWAP”). If the Reset VWAP is less than the Initial Issuance Price, Jupiter shall, no later than two (2) Business Days following the Reset Date, issue to PharmAla, without further consideration, that additional number of Jupiter Shares (the “Reset Shares”) such that, after giving effect to the issuance of the Reset Shares, the aggregate number of Jupiter Shares held by PharmAla in respect of the Equity Consideration, multiplied by the Reset VWAP, equals the Allotted Equity Value.

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(ii) Equity Floor Price. Notwithstanding Section 3.2(c)(i), the Reset VWAP shall not be deemed to be lower than the Equity Floor Price. To the extent that the Allotted Equity Value would, on the basis of the actual Reset VWAP (without regard to the Equity Floor Price), require the issuance of additional Jupiter Shares beyond the number that would be required to deliver Allotted Equity Value at the Equity Floor Price, Jupiter shall not issue any further Jupiter Shares in respect of such shortfall but shall instead, no later than ten (10) Business Days following the Reset Date, pay to PharmAla in cash, by wire transfer of immediately available funds, an amount equal to (A) the Allotted Equity Value minus (B) the aggregate value of the Initial Equity Consideration plus the Reset Shares issuable at the Equity Floor Price, valued at the Equity Floor Price. Any shortfall in the Allotted Equity Value resulting from the application of the Equity Floor Price, the Exchange Cap or any applicable Nasdaq or securities law restriction shall be satisfied in cash within five (5) Business Days following the Reset Date, and no Jupiter Shares shall be issued if such issuance would violate Nasdaq Listing Rule 5635 or any other Applicable Law. Any cash amount payable under this Section 3.2(c)(ii) shall be a payment obligation under Article 3 and failure to pay such amount when due shall constitute a payment default and material breach. If the Jupiter Shares are suspended from trading or not listed on the Nasdaq Capital Market during any portion of the Pricing Window, then the Reset VWAP shall be calculated using the last available trading price for the Jupiter Shares unless PharmAla elects to receive the affected portion of the Allotted Equity Value in cash.

(iii) No Downward Adjustment. Under no circumstances shall the number of Jupiter Shares issued to PharmAla in respect of the Equity Consideration be reduced from the Initial Equity Consideration, irrespective of the Reset VWAP.

(d) Securities Law Matters; Investor Representations of PharmAla. PharmAla hereby represents and warrants to Jupiter, as of the Effective Date and as of the Issuance Date (and, with respect to any Reset Shares or Development Milestone Payment shares, as of each date of issuance thereof), as follows:

(i) PharmAla is, and on each date on which Jupiter Shares are issued to PharmAla hereunder will be, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and PharmAla has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Jupiter Shares;

(ii) PharmAla is acquiring the Equity Consideration (and any Reset Shares and Development Milestone Payment shares) for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities laws, and PharmAla does not have any present intention or arrangement to effect any distribution or sale of such securities;

(iii) PharmAla understands that the Jupiter Shares constituting the Equity Consideration (and any Reset Shares and Development Milestone Payment shares) have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and are being issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder (and, to the extent applicable, Regulation S), and that Jupiter’s reliance on such exemptions is based in material part on PharmAla’s representations set forth in this Section 3.2(c)(iii);

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(iv) PharmAla understands that the Jupiter Shares constituting the Equity Consideration will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred except (A) pursuant to an effective registration statement under the Securities Act, (B) pursuant to Rule 144 under the Securities Act (if available) or another applicable exemption from the registration requirements of the Securities Act, or (C) in a transaction that does not require registration under the Securities Act, and in each case in accordance with any applicable state securities laws;

(v) PharmAla acknowledges that the certificates or book-entry notations representing the Jupiter Shares issued hereunder will bear a restrictive legend in substantially the following form (or such other form as Jupiter’s counsel may reasonably require): “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN APPLICABLE EXEMPTION FROM REGISTRATION.”;

(vi) no general solicitation or general advertising (within the meaning of Regulation D) was used by Jupiter or, to PharmAla’s knowledge, any other Person acting on Jupiter’s behalf in connection with the offer or sale of the Equity Consideration to PharmAla;

(vii) PharmAla has been afforded the opportunity to ask questions of, and receive answers from, duly authorized representatives of Jupiter concerning the terms and conditions of the issuance of the Equity Consideration and has had access to such financial and other information regarding Jupiter as PharmAla has deemed necessary in connection with its decision to acquire the Jupiter Shares, including Jupiter’s filings with the SEC;

(viii) PharmAla has not relied on Jupiter or any Person acting on Jupiter’s behalf in making its investment decision, other than on the representations, warranties and covenants of Jupiter expressly set forth in this Agreement, and PharmAla has made its own independent investigation and assessment of Jupiter and the Jupiter Shares;

(ix) PharmAla represents and warrants that, in entering into this Agreement, PharmAla is not relying upon, and acknowledges that neither Jupiter nor any of its Representatives has made, any representation or warranty regarding (a) the availability of Rule 144 or any other exemption from registration under the Securities Act for the resale of the Jupiter Shares, (b) the timing of any resale of the Jupiter Shares, (c) the liquidity of the Jupiter Shares or the existence of a trading market therefor, or (d) the future trading price, market value or performance of the Jupiter Shares; and

(x) The representations and warranties of PharmAla in this Section 3.2(c)(iii) shall survive the issuance of the Jupiter Shares and shall not be affected by any termination or expiration of this Agreement.

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(e) Excess Shares; Stockholder Approval. Any Jupiter Shares that cannot be issued due to the Exchange Cap (as defined in Section 3.2(b)) shall be held in reserve (the “Reserved Shares”) and shall not be issued until Jupiter obtains stockholder approval as required by Nasdaq Listing Rule 5635. Jupiter shall use commercially reasonable efforts to obtain such stockholder approval at the next annual meeting of stockholders following the Issuance Date (or at a special meeting called for that purpose, at Jupiter’s election), but in no event later than one hundred eighty (180) days following the Issuance Date (the “Approval Deadline”). If stockholder approval is not obtained by the Approval Deadline, or if Jupiter reasonably determines that the Reserved Shares may not be issued under Applicable Law or Nasdaq rules notwithstanding receipt of stockholder approval, then, in lieu of issuing any Jupiter Shares that cannot be issued by reason of the Exchange Cap, Jupiter shall pay to PharmAla in cash, within five (5) Business Days thereafter, an amount equal to the value of such unissued Jupiter Shares, valued at the applicable issuance price, and subject to the VWAP Reset Mechanic described in Section 3.2 mutatis mutandis. Failure to make such cash payment when due shall constitute a payment default and material breach. For clarity, nothing in this Section 3.2(e) shall require Jupiter to issue any Jupiter Shares in violation of Nasdaq Listing Rule 5635 or Applicable Law.

(f) Lock-Up. PharmAla agrees that, during the period beginning on the Issuance Date and ending on the one hundred and twentieth (120th) day thereafter (the “Lock-up Period”), it shall not, directly or indirectly, transfer any Lock-Up Securities. For purposes of this Section 3.2(f), “Lock-Up Securities” means the Initial Equity Consideration, any Reset Shares, any Reserved Shares issued during the Lock-Up Period, any Jupiter Shares issued as a Development Milestone Payment during the Lock-Up Period, and any securities issued or issuable with respect to any of the foregoing by reason of any stock split, stock dividend, recapitalization, reclassification or similar transaction; provided that any Reserved Shares or Development Milestone Payment shares issued after expiration of the Lock-Up Period shall not be subject to the Lock-Up Period. During the Lock-Up Period, PharmAla shall not (A) offer, sell, contract to sell, pledge, lend, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Lock-Up Securities, (B) enter into any swap, hedge, short sale, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities, or (C) publicly announce any intention to do any of the foregoing. Notwithstanding the foregoing, the restrictions in this Section 3.2(f) shall not prohibit transfers (i) to an Affiliate of PharmAla, provided that such Affiliate agrees in writing to be bound by this Section 3.2(f), (ii) pursuant to a bona fide internal reorganization of PharmAla, (iii) by operation of law, or (iv) with Jupiter’s prior written consent, not to be unreasonably withheld, conditioned or delayed. For clarity, the Lock-Up Period shall not limit Jupiter’s obligations to file, pursue effectiveness of, maintain or otherwise comply with the registration obligations set forth in this Agreement.

(g) Registration Rights. Jupiter shall, within thirty (30) days following the Issuance Date, file with the SEC a registration statement on Form S-1 (or such other applicable form) registering the Equity Consideration for resale, and shall use commercially reasonable efforts to cause such registration statement to be declared effective within ninety (90) days of the filing, subject to extension solely as may be required to respond to SEC comments. Jupiter shall use commercially reasonable efforts to keep such registration statement continuously effective until the earliest of (i) the date on which all Jupiter Shares covered by such registration statement and held by PharmAla have been sold pursuant to an effective registration statement, (ii) the date on which all such shares may be sold without volume, manner-of-sale or current public information restrictions under Rule 144, and (iii) such other date as the Parties may agree in writing. Jupiter shall promptly notify PharmAla of any SEC comments, stop order, suspension of effectiveness, trading halt, delisting notice or other event that would reasonably be expected to materially impair PharmAla’s ability to resell the Jupiter Shares. If Jupiter fails to file the registration statement by the required filing date or fails to cause the registration statement to become effective by the required effectiveness date, and such failure remains uncured for ten (10) Business Days after written notice from PharmAla, PharmAla shall be entitled to seek specific performance and any other remedies available under this Agreement, but such failure shall not by itself require Jupiter to redeem, repurchase or pay in cash the unpaid economic value of the Jupiter Shares that have already been issued to PharmAla.

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(h) Share Payment Mechanics for Delayed Equity Payments. If any Development Milestone Payment or other amount payable under this Agreement is payable in whole or in part in Jupiter Shares, then, unless otherwise expressly stated, (i) the cash portion shall be paid in accordance with the payment deadline applicable to such payment, (ii) the share portion shall be issued no later than thirty (30) days after the later of the date on which the applicable payment becomes due and the date on which PharmAla has delivered all investor questionnaires, representation letters, tax forms, transfer-agent documentation and other information reasonably required by Jupiter, its counsel or its transfer agent to issue such Jupiter Shares in compliance with Applicable Law and Nasdaq rules, (iii) the number of Jupiter Shares shall be determined using the VWAP principles set forth in Section 3.2, mutatis mutandis, with the pricing period ending on the trading day immediately preceding the applicable issuance date, (iv) Jupiter may satisfy the share portion in cash in its sole discretion, and (v) Jupiter shall not be required to issue any Jupiter Shares to the extent such issuance would violate Nasdaq Listing Rule 5635 or any other Applicable Law. For clarity, any cash payment in lieu of Jupiter Shares required under this Article 3 shall apply only to Jupiter Shares that have not been issued as of the applicable payment date or issuance deadline, and nothing in this Agreement shall require Jupiter to redeem, repurchase or otherwise pay cash in respect of Jupiter Shares that have already been validly issued to PharmAla, except pursuant to a separate written agreement entered into after such issuance and in compliance with Applicable Law.

3.3 Adjustments for Corporate Actions. If, at any time between the Effective Date and the date that is twelve (12) months following the Issuance Date, Jupiter (a) declares any stock dividend or stock distribution, (b) subdivides, splits, combines or reclassifies its outstanding shares, or (c) effects any recapitalization, reorganization, merger, amalgamation, plan of arrangement, consolidation, share exchange or similar transaction, then the number of Jupiter Shares issuable as Equity Consideration (including the Reset Shares), the Initial Issuance Price and the Equity Floor Price shall each be appropriately and equitably adjusted to preserve the economic benefit intended to be conferred on PharmAla under this Article 3.

3.4 Development Milestone Payments. Jupiter shall make the following Development milestone payments to PharmAla, each of which shall be payable no later than thirty (30) days following the first achievement of the applicable milestone event by Jupiter, its Affiliates or any Sublicensee (each, a “Development Milestone Payment”):

Milestone Event	Payment	Form
First dosing of the first patient in a Phase 3 Clinical Trial of a Licensed Product in the Territory	US$3,333,333	Fifty percent (50%) in cash and fifty percent (50%), at PharmAla’s election by written notice delivered within five (5) Business Days after achievement of the milestone, in cash or Jupiter Shares; provided that, if PharmAla does not timely deliver such election notice, such fifty percent (50%) portion shall be payable in cash; and provided further that any Jupiter Shares issued in respect of such portion shall be issued in accordance with Section 3.2(h).
First approval by FDA of an NDA for a Licensed Product	US$20,000,000	Cash

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Each Development Milestone Payment shall be payable once and only once, irrespective of the number of Licensed Products, indications or formulations to which it relates, and the total amounts payable by Jupiter under this Section 3.4 is US$23,333,333.

3.5 Commercialization Milestone Payments. Jupiter shall make the following commercialization milestone payments to PharmAla, each of which shall be payable in cash no later than sixty (60) days following the end of the Calendar Quarter in which the applicable Net Sales threshold is first achieved (each, a “Commercialization Milestone Payment”):

	Net Sales Threshold in the Territory	Payment
1	US$333,333,333	US$10,000,000
2	US$1,000,000,000	US$30,000,000
3	US$2,000,000,000	US$33,333,333

Each Commercialization Milestone Payment shall be payable once and only once upon first achievement of the applicable threshold and irrespective of the number of Licensed Products, indications or formulations, and the total amounts payable by Jupiter under this Section 3.5 is US$73,333,333.

Jupiter shall notify PharmAla in writing within five (5) Business Days after Jupiter becomes aware that any Net Sales threshold has been achieved or is reasonably expected to be achieved during the applicable Calendar Quarter.

3.6 Royalties

(a) Royalty Rate. Commencing from and after the Calendar Quarter in which the third (3rd) Commercialization Milestone Payment becomes payable, Jupiter shall pay to PharmAla a royalty of three percent (3%) of Net Sales of Licensed Products in the Territory during the Term (the “Royalty”). The Royalty shall not be subject to any cap, floor or step-down.

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(b) Royalty Reports. Within forty-five (45) days following the end of each Calendar Quarter, Jupiter shall deliver to PharmAla a written report setting forth, in reasonable detail, (i) the gross sales and Net Sales of each Licensed Product in the Territory by Selling Party for such Calendar Quarter, (ii) the deductions taken from gross sales to arrive at Net Sales, and (iii) the calculation of the Royalty payable for such Calendar Quarter. The Royalty payable in respect of any Calendar Quarter shall be paid simultaneously with the delivery of the corresponding royalty report.

(c) No Stacking. Jupiter shall not be entitled to reduce, offset or otherwise deduct any amount from the Royalty payable to PharmAla on account of (i) any royalty or other consideration payable by Jupiter to any Third Party in respect of any Intellectual Property Rights or other rights necessary or useful for the Development, Manufacture or Commercialization of Licensed Products, or (ii) any taxes, withholding obligations or other governmental charges (other than as expressly permitted under Section 3.9).

3.7 Payment Mechanics

(a) Currency. All payments under this Agreement shall be made in United States dollars by wire transfer of immediately available funds to a bank account designated in writing by PharmAla at least fifteen (15) Business Days prior to the relevant payment date.

(b) Late Payments. Any amount not paid by Jupiter when due under this Agreement shall bear interest from the date due until the date paid in full at an annual rate equal to the lesser of (i) the prime rate as published by the Wall Street Journal on the date such payment was due, plus two percent (2%), and (ii) the maximum rate permitted by Applicable Law, in each case calculated daily and compounded monthly; provided, however, that interest shall not accrue on amounts disputed in good faith during the period of dispute. Jupiter shall pay all undisputed portions of any invoice or payment obligation when due, and only the specifically disputed portion may be withheld pending resolution of the dispute.

(c) Set-Off. Except as permitted in Section 3.10(a), Jupiter shall have no right to set off, withhold, offset or reduce any amount payable to PharmAla under this Agreement against any amount that may be owed (or claimed to be owed) by PharmAla to Jupiter under this Agreement or any other agreement or arrangement.

3.8 Records and Audit Rights

(a) Records. Jupiter shall keep, and shall cause each Selling Party to keep, complete, accurate and contemporaneous books and records sufficient to permit the calculation and verification of all amounts payable under Section 3.4, Section 3.5 and Section 3.6 for a period of not less than seven (7) years following the Calendar Year to which they relate.

(b) Audit. Not more than once per Calendar Year, PharmAla shall be entitled, at its own expense, to have an internationally-recognized independent accounting firm reasonably acceptable to Jupiter and that has executed a reasonable nondisclosure agreement with Jupiter (the “Auditor”) audit the books and records of Jupiter and the Selling Parties described in Section 3.8(a) upon not less than thirty (30) days’ prior written notice. The Auditor shall be entitled to review the books and records of any Calendar Year not previously audited, provided that no Calendar Year more than seven (7) years prior to the date of audit may be audited, and no period may be audited more than once.

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(c) Audit Findings. The Auditor will provide to each Party a copy of the report at the same time, which report will include the methodology and calculations used to determine its findings. If the Auditor’s report identifies an underpayment by Jupiter, Jupiter shall pay to PharmAla, within thirty (30) days following receipt of the report, the amount of such underpayment, together with interest in accordance with Section 3.7(b). If the Auditor’s report identifies an underpayment of more than five percent (5%) of the amount actually due for the audited period, Jupiter shall also reimburse PharmAla for all reasonable and documented costs and expenses of the audit, including the fees and disbursements of the Auditor.

(d) Overpayments. If the Auditor’s report identifies an overpayment by Jupiter, the amount of such overpayment shall be credited against the next succeeding payment(s) due from Jupiter under this Agreement.

3.9 Taxes.

(a) Withholding. Subject to Section 3.9(b), if any Applicable Law requires Jupiter to deduct or withhold any tax from any payment to PharmAla under this Agreement, Jupiter shall be entitled to so deduct or withhold and shall timely pay such withheld amount to the appropriate Governmental Authority. Jupiter shall promptly furnish PharmAla with an official receipt or other documentation evidencing the payment of such withheld tax. Jupiter’s remittance of such withheld taxes to the appropriate Governmental Authority, together with payment to PharmAla of the remaining amount owed under this Agreement, shall constitute full satisfaction of the applicable payment due to PharmAla.

(b) Cooperation; Treaty Benefits. The Parties shall cooperate in good faith and execute such documents as may be reasonably required to enable PharmAla to claim the benefit of any applicable tax treaty, including the Canada–United States Tax Convention, and to minimize or eliminate any withholding tax obligations of Jupiter. The Parties will reasonably cooperate with each other in good faith in accordance with Applicable Laws to minimize taxes payable in connection with this Agreement, including by claiming any exemption from any required taxes or withholdings (or additional taxes or double taxation) and seeking any refund of taxes paid or withheld, under any Applicable Laws or regulation or treaty from time to time in force. If a Governmental Authority retroactively determines that a payment made by Jupiter to PharmAla pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and Jupiter remits such withholding or similar taxes to the Governmental Authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), Jupiter shall be responsible for such Withholding Amount, and shall not have the right (i) to offset the Withholding Amount against future payment obligations of Jupiter under this Agreement, (ii) to invoice PharmAla for the Withholding Amount or (iii) to pursue reimbursement against PharmAla. Notwithstanding anything to the contrary in this Agreement, if a Party redomiciles, assigns its rights or obligations under this Agreement, and/or takes any other action (each, a “Tax Action” and such Party, the “Acting Party”), and, as a result of such Tax Action, the amount of tax required to be withheld under Section 3.9(a) in respect of a payment to the other Party (the “Non-Acting Party”) is greater than the amount of such tax that would have been required to have been withheld absent such Tax Action, then any such amount payable to the Non-Acting Party shall be adjusted to take into account such withholding taxes as may be necessary so that, after making all required withholdings or credits (including calculating the creditability of any withheld tax), the Non-Acting Party receives an amount equal to the sum it would have received had no such Tax Action occurred. The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax (1) would not have been imposed but for a Tax Action taken by the Party receiving the payment subject to withholding under Section 3.9(a) or (2) is attributable to the failure by the Non-Acting Party to comply with the requirements of this Section 3.9(b). For purposes of this Section 3.9(b), a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.

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(c) Sales and Indirect Taxes. Any sales, use, value-added, goods-and-services or similar transactional taxes payable in connection with any payment made by Jupiter to PharmAla shall be for the account of Jupiter and shall be in addition to (and shall not reduce) the amounts payable to PharmAla hereunder.

ARTICLE 4 — DEVELOPMENT AND COMMERCIALIZATION

4.1 Diligence. Jupiter has the exclusive right to Develop Licensed Products in the Territory and shall (itself or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts, at its (or their) sole cost and expense, to Develop, obtain Regulatory Approval for, and Commercialize Licensed Products in the Territory. Without limiting the generality of the foregoing, Jupiter shall (itself or through its Affiliates or Sublicensees):

(a) at all times maintain qualified personnel and adequate financial and operational resources reasonably necessary to perform its obligations under this Agreement;

(b) use Commercially Reasonable Efforts to initiate, conduct, complete and report Development activities, including clinical trials, in accordance with the Development Plan and Development Timeline;

(c) timely make all required filings with, and submissions to, the FDA and other Regulatory Authorities; and

(d) following Regulatory Approval, use Commercially Reasonable Efforts to undertake the commercial launch of the applicable Licensed Product in the Territory within twelve (12) months following such Regulatory Approval.

Jupiter’s lack of financing, standing alone, shall not excuse Jupiter’s failure to meet the Development Timeline or to use Commercially Reasonable Efforts.

4.2 Development Plan and Timeline. The initial Development Plan and Development Timeline are set forth in Schedule D.

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4.3 Progress Reports. Within thirty (30) days following the end of each Calendar Quarter during the Term until First Commercial Sale, and thereafter on an annual basis, Jupiter shall deliver to PharmAla a written report describing in reasonable detail with respect to Licensed Products: (a) the Development activities conducted by Jupiter, its Affiliates and Sublicensees during the period covered by such report, (b) Jupiter’s progress against the Development Timeline, (c) any material communications with Regulatory Authorities, (d) any safety or clinical findings of material significance, and (e) Jupiter’s anticipated Development activities for the following reporting period. PharmAla shall be entitled, upon not less than thirty (30) days’ prior written notice, to meet with senior representatives of Jupiter (by videoconference unless otherwise agreed by the Parties) to discuss any such report. Jupiter shall notify PharmAla in writing within a reasonable time after Jupiter becomes aware of any actual or reasonably anticipated failure to achieve any Development Event by the applicable deadline in Schedule D.

4.4 Regulatory Responsibilities

(a) Sponsor. Jupiter shall, as of the Effective Date, become the holder and sponsor of record of all Regulatory Approvals and Regulatory Documentation for Licensed Products in the Territory. The Parties shall cooperate in good faith to effect the transfer to Jupiter (or its designee) of all such Regulatory Approvals and Regulatory Documentation as promptly as practicable following the Effective Date.

(b) Pharmacovigilance. The Parties shall, no later than ninety (90) days following the Effective Date, enter into a pharmacovigilance and safety data exchange agreement consistent with industry standards and the requirements of the FDA and other applicable Regulatory Authorities.

(c) Right of Reference. Each Party hereby grants to the other Party a non-exclusive, free of charge, fully paid up, royalty-free right of reference under all Regulatory Documentation owned or controlled by such Party relating to ALA-002 or Licensed Products, in each case for the sole and limited purpose of seeking, obtaining and maintaining Regulatory Approvals of ALA-002 and Licensed Products in the other Party’s territory.

(d) Communications with Regulatory Authorities. Each Party shall keep the other Party reasonably informed of material communications and meetings with the FDA and other Regulatory Authorities relating to Licensed Products, and shall provide the other Party, within ten (10) Business Days, with copies of material correspondence with such Regulatory Authorities (excluding routine administrative correspondence).

4.5 Manufacturing and Supply

(a) Manufacturing Responsibility. As between the Parties, Jupiter shall have the sole and exclusive responsibility, at its sole cost and expense, for its Manufacture of ALA-002 and Licensed Products for use in the Territory.

(b) Supply. At Jupiter’s request, PharmAla shall arrange for the supply of GMP-grade ALA-002 drug substance and/or Drug Product to Jupiter on a commercial basis pursuant to a separate supply agreement to be negotiated by the Parties in good faith, on arm’s-length terms and with customary supply agreement provisions, and in accordance with the following terms: (i) PharmAla will supply Jupiter’s requirements for ALA-002 for clinical trials in accordance with the volumes agreed by the Parties through an agreed forecast mechanism; (ii) unit size is either a [***] or [***] dosage, at Jupiter’s request; (iii) the price for each unit is a maximum of [***]; (iv) GMP placebo capsules (in any amount) are supplied for a flat fee of [***]; and (v) the lead time is [***] from receipt of a binding purchase order that complies with the agreed forecast. No supply obligation shall arise unless and until the Parties have entered into the supply agreement and quality agreement contemplated by this Section 4.5(b).

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(c) Manufacturing Technology Transfer. PharmAla shall provide to Jupiter, on a one-time basis, a technology transfer of the Manufacturing process for ALA-002 sufficient to enable Jupiter (or a Manufacturing Affiliate or contract manufacturer designated by Jupiter and located in the Territory) to Manufacture ALA-002. Such technology transfer shall be conducted by mutually-agreed personnel and at mutually-agreed times, and Jupiter shall reimburse PharmAla for its reasonable and documented out-of-pocket costs and FTE costs incurred in connection therewith at a rate to be agreed. Jupiter shall use any manufacturing technology, CMC Data, Manufacturing process information or related Licensed Know-How provided by PharmAla solely for the Development, Manufacture and Commercialization of Licensed Products in the Field in the Territory and solely in accordance with this Agreement. Jupiter shall not use or permit the use of such information for any product outside the Territory, outside the Field, or for any product other than ALA-002 or a Licensed Product. Any contract manufacturer designated by Jupiter shall be subject to written obligations of confidentiality, non-use, non-disclosure, regulatory compliance and territorial restriction no less protective of PharmAla than those set forth in this Agreement.

ARTICLE 5 — INTELLECTUAL PROPERTY

5.1 Ownership

(a) Background IP. As between the Parties, all Intellectual Property Rights Controlled by a Party as of the Effective Date shall remain owned by such Party, subject only to the licenses expressly granted in this Agreement.

(b) Improvements. All Jupiter Improvements shall, as between the Parties, be exclusively owned by Jupiter. Jupiter may grant to PharmAla a nonexclusive, sublicensable (including to PharmAla’s licensees and sublicensees outside the Territory) license under the Jupiter Improvements to Develop, Manufacture and Commercialize ALA-002 and Licensed Products outside the Territory on commercially reasonable financial terms (which may include an upfront fee, milestone payments and/or royalties) to be negotiated by the Parties in good faith and set out in a written agreement to be entered into by the Parties.

(c) PharmAla Improvements. Other than Licensed Patents, all Intellectual Property Rights conceived, developed, reduced to practice or otherwise generated by or on behalf of PharmAla, its Affiliates or licensees during the Term in connection with ALA-002 or any Licensed Product shall be owned by PharmAla and may be licensed to Jupiter. Such license shall be granted on financial terms (which may include an upfront fee, milestone payments and/or royalties) to be negotiated by the Parties in good faith and set out in a written agreement to be entered into by the Parties.

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5.2 Patent Prosecution and Maintenance

(a) Jupiter Responsibility. Effective from and after the Effective Date, Jupiter shall, at its sole cost and expense, have responsibility for the preparation, filing, prosecution, defense and maintenance of all Licensed Patents in the Territory, including the right to select and direct patent counsel for all such matters and to apply for any patent term extensions (including supplementary protection certificates). PharmAla shall, within thirty (30) days of the Effective Date, deliver to Jupiter all data, records and files in PharmAla’s possession or control that relate to the Licensed Patents in the Territory and shall take such further actions and execute such further documents as Jupiter may reasonably request from time to time to allow a smooth, efficient and effective transition to Jupiter of such activities in the Territory.

(b) Notice of Inability to Pay. If Jupiter is unable or unwilling to pay any maintenance fee or other Patent Cost in respect of any Licensed Patent in the Territory by the applicable payment deadline, Jupiter shall provide PharmAla with not less than thirty (30) days’ prior written notice, or such shorter period as may be practicable if the applicable deadline is less than thirty (30) days away of such inability or unwillingness. PharmAla may, without obligation, pay any Patent Cost or take any action necessary to avoid abandonment, lapse or loss of rights, and Jupiter shall reimburse PharmAla for all reasonable out-of-pocket costs incurred in such activities within ten (10) Business Days of invoice.

(c) Material Breach; Reversion. Subject to Section 5.2(b), any failure by Jupiter to pay any Patent Cost in respect of any Licensed Patent in the Territory by the applicable deadline that results, or would reasonably be expected to result, in the abandonment, lapse or loss of rights in such Licensed Patent shall constitute a material breach of this Agreement, and PharmAla shall be entitled, at its election and without prejudice to its other remedies, to (i) assume prosecution and maintenance of such Licensed Patent at Jupiter’s expense and/or (ii) terminate the license under Section 2.1 with respect to the affected Licensed Patent by notice to Jupiter, which shall thereupon be excluded from the license; provided, however, that if Jupiter pays or reimburses such Patent Cost within thirty (30) days of receipt of such notice, then PharmAla shall not terminate Jupiter’s license to such Licensed Patent.

(d) MDMA Cooperation. PharmAla shall provide reasonable cooperation to Jupiter in connection with prosecution and maintenance activities, including by providing access to inventors and executing assignment, declaration or other documents reasonably necessary to effectuate prosecution.

(e) PharmAla Step-In. If Jupiter elects not to prepare, file, prosecute, defend or maintain any Licensed Patent in the Territory, Jupiter shall provide PharmAla with not less than sixty (60) days’ prior written notice and, at PharmAla’s election, PharmAla shall be entitled (but not obliged) to assume responsibility for the prosecution and maintenance of such Licensed Patent at PharmAla’s sole cost. In such case, the Licensed Patent in question shall thereafter be excluded from the license granted under Section 2.1.

(f) Patent Listing. Jupiter shall have the sole and exclusive right to make all patent listings (such as the FDA Orange Book, Purple Book and any foreign equivalent) of any Licensed Patents with respect to any Licensed Product in the Territory.

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5.3 Enforcement of Licensed Patents

(a) Notice. Each Party shall notify the other Party in writing promptly upon becoming aware of (i) any actual or suspected infringement of any Licensed Patent or misappropriation of any Licensed Know-How in the Territory and (ii) any allegation by any Third Party that the practice of any Licensed Patent in the Territory infringes any Intellectual Property Rights of such Third Party.

(b) First Right. Jupiter shall have the first right (but not the obligation), at its sole cost and expense, to bring and control any action or proceeding to enforce any Licensed Patent against any Third Party in the Territory and to defend any claim of invalidity, unenforceability or non-infringement asserted against any Licensed Patent in the Territory. PharmAla shall provide reasonable cooperation to Jupiter in connection with any such action, at Jupiter’s expense.

(c) PharmAla Step-In. If Jupiter has not initiated such an action within ninety (90) days following written notice from PharmAla (or, in respect of any abbreviated NDA filing under 21 U.S.C. § 355(j) or any biosimilar application under 42 U.S.C. § 262(k), forty-five (45) days), PharmAla shall be entitled (but not obliged) to bring such action at its sole cost.

(d) Cooperation. If a Party brings an enforcement action in accordance with this Section 5.3, the other Party will cooperate fully, at the enforcing Party’s request and expense, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. The enforcing Party will not enter into any settlement or compromise of any action under this Section 5.3 that would impose any cost or liability on the other Party without the written consent of such other Party.

(e) Recoveries. Any monetary recovery from any action contemplated by this Section 5.3, after reimbursement of the litigation costs of the Party that controlled the action, shall be (i) if recovered by Jupiter, treated as Net Sales of the relevant Licensed Product for the purposes of Section 3.6, and (ii) if recovered by PharmAla, retained by PharmAla.

5.4 No Challenge. Except to the extent unenforceable under Applicable Law, Jupiter shall not, and shall cause its Affiliates and Sublicensees not to voluntarily challenge the validity, scope, enforceability or PharmAla’s ownership of any Licensed Patent (a “Patent Challenge”), whether before any court, the Patent Trial and Appeal Board (including by way of inter partes review or post-grant review), the USPTO or any other Governmental Authority. Any Patent Challenge brought by Jupiter, its Affiliates or any of its Sublicensees shall, at PharmAla’s election by written notice, constitute a material breach of this Agreement entitling PharmAla to terminate this Agreement pursuant to Section 10.2. Notwithstanding the foregoing (i) if Jupiter or its applicable Affiliate withdraws (or causes to be withdrawn) such challenge within thirty (30) days after being requested to do so by PharmAla in writing, PharmAla shall have no right to terminate this Agreement pursuant to this Section 5.4; or (ii) if such challenge is maintained or is not capable of being withdrawn and terminated, PharmAla shall have the right to terminate this Agreement on sixty (60) days’ written notice to Jupiter. For the avoidance of doubt, PharmAla shall have no right to terminate this Agreement pursuant to this Section 5.4 if: (A) Jupiter or its Affiliate or Sublicensee is challenging the validity, enforceability, or patentability of the applicable Licensed Patent as part of a defense or counterclaim against a claim that Jupiter or its Affiliate or Sublicensee is infringing such Licensed Patent; (B) such proceedings are commenced or assisted by a Sublicensee, and Jupiter or its Affiliate promptly terminates such Sublicensee’s sublicense to any Licensed Patent (in all cases within sixty (60) days of the commencement of such proceeding); (C) such proceedings are commenced or assisted by an Affiliate of Jupiter that first becomes such an Affiliate as a result of an acquisition of all or any part of Jupiter’s or any of its Affiliates, where such new Affiliate was participating in such proceedings prior to such acquisition; provided that such acquired Affiliate is not permitted to access PharmAla Confidential Information, Licensed Know-How or Licensed Regulatory Documentation unless and until such proceeding has been terminated or appropriate information barriers consistent with industry standards have been implemented; (D) Jupiter is responding to a court request, subpoena, or order, or an administrative agency request or order, or the applicable proceedings are initiated by a patent office and not at the instigation of Jupiter or any of its Affiliates or Sublicensees; or (E) Jupiter or its applicable Affiliate or Sublicensee is merely making arguments that distinguish the inventions claimed in a Patent controlled by Jupiter or its applicable Affiliate or Sublicensee from those claimed in any Licensed Patent in the ordinary course of ex parte prosecution of such Patents.

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ARTICLE 6 — CONFIDENTIALITY; PUBLICITY

6.1 Confidentiality Obligations

(a) Confidential Information. “Confidential Information” of a Party (the “Disclosing Party”) means all non-public information disclosed by or on behalf of such Party to the other Party (the “Receiving Party”) or its representatives, in any form or medium, in connection with this Agreement, that (i) is marked as confidential or proprietary; (ii) is identified at the time of disclosure as confidential or proprietary; or (iii) by its nature and/or the circumstances of disclosure would reasonably be considered confidential, including the existence and terms of this Agreement, all Licensed Know-How, all CMC Data and all clinical, pre-clinical, regulatory and commercial information.

(b) Obligations. During the Term and for a period of ten (10) years thereafter (or, in the case of Confidential Information that constitutes a trade secret, for so long as such information continues to constitute a trade secret under Applicable Law), the Receiving Party shall (i) hold Confidential Information of the Disclosing Party in confidence; (ii) use such Confidential Information solely for the purpose of exercising its rights and performing its obligations under this Agreement; and (iii) not disclose such Confidential Information to any Third Party, except as expressly permitted by this Article 6.

6.2 Exceptions. The obligations in Section 6.1(b) do not apply to information that the Receiving Party demonstrates by competent evidence: (a) was in the public domain at the time of disclosure, or subsequently entered the public domain through no fault of the Receiving Party; (b) was lawfully in the possession of the Receiving Party prior to disclosure by the Disclosing Party, without obligation of confidence, as shown by the Receiving Party’s business records kept in the ordinary course; (c) was lawfully received from a Third Party, as shown by the Receiving Party’s business records kept in the ordinary course, that was not subject to an obligation of confidence; or (d) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as shown by the Receiving Party’s business records kept in the ordinary course.

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6.3 Permitted Disclosures. The Receiving Party may disclose Confidential Information of the Disclosing Party:

(a) to its and its Affiliates’ directors, officers, employees, consultants, agents and professional advisors who have a need to know such information for the purposes of this Agreement and who are bound by obligations of confidentiality and use restrictions at least as restrictive as those set forth in this Article 6;

(b) to actual or prospective sublicensees, collaborators, financing sources, investors, acquirers or merger partners, on a need-to-know basis and under written confidentiality obligations consistent with this Article 6; except that that Jupiter shall not disclose PharmAla’s Confidential Information comprising Licensed Know-How, CMC Data or Licensed Regulatory Documentation to any Person engaged in a Competing Business except with PharmAla’s prior written consent, which may be withheld in PharmAla’s sole discretion, or pursuant to a process reasonably designed to protect PharmAla’s retained rights and Confidential Information; and

(c) as required by Applicable Law, by the rules of any securities exchange on which the Receiving Party’s (or its Affiliate’s) securities are listed (including Nasdaq and the CSE), or by binding order or process of a Governmental Authority or arbitrator, provided that, to the extent legally permitted, the Receiving Party shall (i) give the Disclosing Party prompt advance notice of such required disclosure, (ii) use reasonable efforts to limit such disclosure and to obtain confidential treatment for the information disclosed, and (iii) cooperate with the Disclosing Party, at the Disclosing Party’s request and expense, in any effort by the Disclosing Party to obtain a protective order or similar protection.

Jupiter may disclose PharmAla’s Confidential Information to Regulatory Authorities to the extent required to obtain or maintain Regulatory Approvals of Licensed Products in the Territory or to comply with any other regulatory obligation.

6.4 Public Announcements

(a) Initial Filings. Within four (4) Business Days following the Effective Date, and subject to receipt of all reasonably required information from the other Party, each Party shall make such regulatory, securities and public filings as are required by Applicable Law and applicable stock exchange rules in respect of this Agreement.

(b) Press Releases. The Parties have agreed upon the content of and timing for the release of a joint press release substantially in the form attached hereto as Schedule E (the “Initial Press Release”). Except for the Initial Press Release, neither Party shall issue any press release or public announcement relating to this Agreement or the transactions contemplated hereby without first providing the proposed announcement to the other Party for review at least forty-eight (48) hours prior to publication, except that Jupiter and its Affiliates and Sublicensees may, without PharmAla’s prior approval, make public statements, press releases, and other public disclosures regarding their exploitation of Licensed Products that do not disclose PharmAla’s Confidential Information. The other Party’s approval of any such proposed announcement shall not be unreasonably withheld, conditioned or delayed.

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(c) Securities Law Filings. Notwithstanding Section 6.4(b), each Party may make such disclosures, news releases, Current Reports on Form 8-K, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, registration statements, prospectuses, resale-registration filings, material change reports, confidential material change reports, CSE filings, SEDAR+ filings, EDGAR filings, Nasdaq notifications and other filings with the SEC, the CSE, the Nasdaq Capital Market, SEDAR+, EDGAR, any Securities Regulatory Authority, stock exchange, market regulator or Governmental Authority as such Party determines, acting reasonably and on advice of counsel, are required or advisable under Applicable Law or the rules or policies of any securities exchange or securities regulatory authority, including the filing or furnishing of this Agreement, or a summary of its material terms, as a material contract or material definitive agreement. Any consultation contemplated by this Section 6.4(c) shall not give the non-filing Party any consent, approval or veto right, shall not require disclosure of legally privileged advice, and shall not delay or limit any filing, news release, material change report, trading-halt communication, SEDAR+ filing, EDGAR filing, Nasdaq notification or other disclosure that the filing Party determines, acting reasonably and on advice of counsel, is required or advisable to comply with Applicable Law or applicable stock exchange, market-regulator or securities regulatory authority requirements. To the extent this Agreement is filed as a material contract or exhibit, the filing Party may seek confidential treatment or make redactions, as applicable, in accordance with Regulation S-K Item 601(b)(10)(iv), Instructions 5 and 6 to Item 1.01 of Form 8-K, Rule 406 under the Securities Act, Rule 24b-2 under the Exchange Act, Rule 83 under the SEC’s Rules of Practice, National Instrument 51-102, CSE policies, SEDAR+ procedures and any other applicable procedures, including by marking the exhibit index, including required legends, bracketing omitted information and providing unredacted copies and supporting analyses to the SEC, its staff or any Canadian securities regulatory authority upon request. Each Party shall cooperate in good faith and on a timely basis with the other Party in connection with any filing of this Agreement or any disclosure relating to this Agreement, including by providing reasonable comments on proposed disclosure, identifying Confidential Information that it reasonably believes may be omitted or redacted under applicable rules, providing redacted and unredacted copies reasonably required for filing or regulator-review purposes, and supporting any confidential treatment, redaction, Rule 83, SEDAR+ confidential filing or similar request, provided that the filing Party shall retain final responsibility for the content, timing and legal sufficiency of its own filings and disclosures. For clarity, nothing in this Agreement shall restrict PharmAla from making any disclosure, news release, material change report, confidential material change report, CSE filing, SEDAR+ filing or other filing that PharmAla determines, acting reasonably and on advice of counsel, is required or advisable under applicable Canadian securities laws, National Instrument 51-102, the rules and policies of the CSE or any other Applicable Law. For the avoidance of doubt, nothing in this Agreement shall restrict Jupiter from making Nasdaq notification, SEC filing, press release or other filing or disclosure that Jupiter determines, acting reasonably and on advice of counsel, is required or advisable under United States federal securities laws, the rules of the SEC, the rules of the Nasdaq Capital Market or any other Applicable Law.

6.5 Superseding Confidentiality Agreement. The mutual confidentiality agreement between the Parties dated April 30, 2026 (the “Existing CDA”) shall remain in full force and effect with respect to disclosures made prior to the Effective Date. From and after the Effective Date, the provisions of this Article 6 shall govern all disclosures made under or in connection with this Agreement; provided that all Confidential Information disclosed under the Existing CDA shall continue to be subject to the confidentiality obligations of this Article 6.

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ARTICLE 7 — REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b) it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and all corporate actions on its part necessary for such authorization and execution have been duly taken;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws of general application affecting creditors’ rights and to general principles of equity;

(d) the execution and delivery of, and performance of its obligations under, this Agreement do not and will not (i) violate its constating documents, (ii) violate any Applicable Law, or (iii) conflict with, result in a breach of, or constitute a default under any agreement or instrument by which it is bound or to which any of its assets is subject;

(e) no consent, approval, authorization or filing with any Governmental Authority or Third Party is required to be obtained or made by such Party in connection with the execution, delivery and performance of this Agreement, other than (i) such filings as may be required under Applicable Law (including securities law filings), and (ii) shareholder approval of Jupiter as may be required by the rules of the Nasdaq Capital Market, and shareholder approval of PharmAla only to the extent required by Applicable Law, PharmAla’s constating documents or the rules and policies of the CSE;

(f) to its knowledge, neither it nor any of its Affiliates, or its or its Affiliates’ directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates:

(i) has taken any action in violation of any applicable anti-corruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(ii) has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of: (A) influencing any act or decision of any Public Official in his or her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever; and

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(iii) none of the officers, directors, or employees of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, in each case, that are employed or reside outside the U.S., are themselves Public Officials.

7.2 Representations and Warranties of PharmAla. PharmAla represents and warrants to Jupiter, as of the Effective Date, that:

(a) Title. PharmAla is the sole and exclusive owner of, or otherwise Controls, the Licensed Intellectual Property and the Assets, and the Licensed Intellectual Property and the Assets are free and clear of all liens, encumbrances and security interests other than (i) the licenses expressly granted to Jupiter under this Agreement and (ii) any licenses granted to Affiliates, contractors or licensees of PharmAla outside the Territory;

(b) Right. PharmAla Controls the Licensed Intellectual Property and has the right under the Licensed Intellectual Property to grant all rights and licenses to Jupiter as purported to be granted pursuant to this Agreement, and PharmAla not granted any right or license to any Third Party under any Licensed Intellectual Property that conflicts with or limits the scope of the rights or licenses granted to Jupiter hereunder;

(c) Patents. Schedule A sets forth a complete and accurate list of all Licensed Patents existing as of the Effective Date, indicating the owner(s) of such Licensed Patents;

(d) Validity. As of the Effective Date, to PharmAla’s Knowledge, each of the issued Licensed Patents in the Territory is valid and enforceable. As of the Effective Date, no Third Party has asserted in writing to PharmAla any claim of invalidity or unenforceability with respect to any such Licensed Patent;

(e) Non-Infringement. As of the Effective Date, to PharmAla’s Knowledge, the Development, Manufacture and Commercialization of ALA-002 in the Territory as currently contemplated by the Development Plan does not infringe or misappropriate the Intellectual Property Rights of any Third Party;

(f) Compliance with Law. As of the Effective Date, PharmAla has conducted its activities relating to ALA-002 in material compliance with all Applicable Laws;

(g) Clinical Data Accuracy. To PharmAla’s Knowledge, the clinical and pre-clinical data contained in the Licensed Regulatory Documentation are accurate in all material respects and contain no material omissions that would render the data misleading taken as a whole;

(h) No Undisclosed Liabilities. PharmAla has no material undisclosed liabilities relating to ALA-002 or the Assets;

(i) No Litigation. There is no pending or, to PharmAla’s Knowledge, threatened Claim against PharmAla that, if adversely determined, would reasonably be expected to materially affect the Licensed Intellectual Property or PharmAla’s ability to perform its obligations under this Agreement;

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(j) Material Contracts. Each material contract included in the Assets is in full force and effect and, to PharmAla’s Knowledge, no party thereto is in material breach or default thereunder;

(k) Sufficiency. The Licensed Intellectual Property and the Assets constitute all Intellectual Property Rights Controlled by PharmAla as of the Effective Date that are reasonably necessary for Jupiter to Develop, Manufacture and Commercialize Licensed Products in the Territory in the manner contemplated by the Development Plan as of the Effective Date and except as set forth on Schedule A, neither PharmAla nor any of its Affiliates owns or Controls any Patent that is necessary or, to PharmAla’s reasonable belief as of the Effective Date, reasonably useful to Develop, Manufacture, or Commercialize any Licensed Product in the Territory;

(l) Solvency. PharmAla is solvent and has the financial ability to perform its obligations under this Agreement;

(m) PharmAla, its Affiliates, and its and their employees, and to PharmAla’s Knowledge, its and their consultants and contractors, in each case, involved in any activities related to ALA-002 are not, and have not been, debarred or disqualified by any Regulatory Authority;

(n) no interference, opposition, cancellation or other protest proceeding, nor any litigation proceeding or inter partes review, post grant review, or covered business methods review, has been filed against a Licensed Patent; and

(o) there are no legal claims, judgments or settlements against or owed by PharmAla or its Affiliates, or pending or, to PharmAla’s or its Affiliates’ knowledge, threatened, legal claims or litigation against PharmAla or any of its Affiliates, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

For the purposes of this Section 7.2, “PharmAla’s Knowledge” means the actual knowledge of the Chief Executive Officer, VP of Research and Chief Financial Officer of PharmAla, after reasonable inquiry of PharmAla personnel primarily responsible for the applicable subject matter, and of PharmAla’s attorneys advising PharmAla on matters relating to the Licensed Intellectual Property, but in each case without any obligation to conduct freedom-to-operate searches, patent searches or similar investigations.

7.3 Representations and Warranties of Jupiter. Jupiter represents and warrants to PharmAla, as of the Effective Date and as of the Issuance Date, that:

(a) Jupiter has the financial capability to satisfy its payment obligations under Article 3, including the Upfront Payment, and to fund the Development of Licensed Products through First Commercial Sale;

(b) the Equity Consideration, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued in compliance with all Applicable Laws (subject to PharmAla’s reciprocal representations contemplated by Section 3.2(c)(iii));

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(c) Jupiter’s issued and outstanding share capital has been disclosed in Jupiter’s reports, schedules, forms and other filings filed with the SEC as required by applicable U.S. securities laws;;

(d) Jupiter has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC, and as of their respective filing dates, no such filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(e) the Jupiter Shares are duly listed for trading on the Nasdaq Capital Market and, except as disclosed in Jupiter’s SEC filings, Jupiter has received no notice of any pending or threatened delisting proceeding..

7.4 Disclaimer. EXCEPT AS EXPRESSLY SET OUT IN THIS ARTICLE 7, NEITHER PARTY MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THE LIKELIHOOD OF SUCCESS OF ANY DEVELOPMENT PROGRAM OR REGULATORY OUTCOME.

ARTICLE 8 — COVENANTS

8.1 Insurance. Jupiter shall maintain, at its sole cost and expense, comprehensive general liability insurance, including product liability insurance and clinical trial liability insurance, with coverage limits not less than (a) US$5,000,000 per occurrence and US$10,000,000 in the aggregate during any period of clinical Development, and (b) US$25,000,000 per occurrence and US$50,000,000 in the aggregate from and after the First Commercial Sale of any Licensed Product. Jupiter shall name PharmAla as an additional insured and shall provide PharmAla with certificates of insurance evidencing such coverage upon request.

8.2 Compliance. Each Party shall comply with all Applicable Laws in connection with the performance of its obligations under this Agreement, including, in the case of Jupiter, all Applicable Laws relating to the Manufacture, Development and Commercialization of pharmaceutical products in the Territory and the Controlled Substances Act.

8.3 Material Notices. Prior to payment of the Upfront Payment and issuance or cash satisfaction of the Equity Consideration, Jupiter shall promptly notify PharmAla of (a) any event or circumstance that is reasonably expected to materially impair Jupiter’s ability to pay the Upfront Payment or deliver the Equity Consideration required under this Agreement, and (b) any written notice from Nasdaq of the commencement of any proceeding to suspend or delist the Jupiter Shares. Such notice shall be provided concurrently with, or promptly following, Jupiter’s public disclosure of such information in accordance with Applicable Law. Nothing in this Section shall require Jupiter to provide PharmAla with material non-public information.

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ARTICLE 9 — INDEMNIFICATION

9.1 Indemnification by PharmAla. PharmAla shall indemnify, defend and hold harmless Jupiter, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, the “Jupiter Indemnitees”) from and against any and all Losses arising out of or relating to any Third Party Claim to the extent based on or arising out of:

(a) any breach of any representation or warranty of PharmAla in this Agreement;

(b) any breach of any covenant or agreement of PharmAla in this Agreement;

(c) the gross negligence or willful misconduct of any PharmAla Indemnitee; or

(d) any liabilities of PharmAla arising prior to the Effective Date in respect of the Assets, other than liabilities expressly assumed by Jupiter under this Agreement; or

(e) the Development, Manufacture or Commercialization of ALA-002 or any Licensed Product by PharmAla or its Affiliates or licensees.

9.2 Indemnification by Jupiter. Jupiter shall indemnify, defend and hold harmless PharmAla, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, the “PharmAla Indemnitees”) from and against any and all Losses arising out of or relating to any Third Party Claim to the extent based on or arising out of:

(a) any breach of any representation or warranty of Jupiter in this Agreement;

(b) any breach of any covenant or agreement of Jupiter in this Agreement (including any failure by Jupiter to pay amounts when due);

(c) the Development, Manufacture or Commercialization of ALA-002 or any Licensed Product by or on behalf of Jupiter, its Affiliates or Sublicensees (other than by PharmAla on behalf of Jupiter, its Affiliates or Sublicensees), including any product liability Claim relating to any Licensed Product Manufactured, Developed or Commercialized on or after the Effective Date;

(d) the gross negligence or willful misconduct of any Jupiter Indemnitee; or

(e) any non-compliance by Jupiter, its Affiliates or Sublicensees with any Applicable Law in connection with their activities relating to ALA-002 or Licensed Products.

9.3 Indemnification Procedure

(a) The Party seeking indemnification from a Third Party Claim under Section 9.1 or Section 9.2, as applicable, (the “Indemnitee”) shall promptly notify the Party from whom indemnification is sought (the “Indemnitor”) of such Claim; provided that the failure to provide such notice promptly shall not relieve the Indemnitor of its indemnification obligations except to the extent the Indemnitor is materially prejudiced thereby.

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(b) The Indemnitor shall, at its sole cost and expense, assume the defense and settlement of any such Claim with counsel of its choice reasonably acceptable to the Indemnitee. The Indemnitee shall allow the Indemnitor to control the defense and settlement of the Claim and shall reasonably cooperate with the Indemnitor in such defense, at the Indemnitor’s request and expense.

(c) The Indemnitor shall not, without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Claim (i) on terms that include any admission of liability, fault or wrongdoing by the Indemnitee, (ii) on terms that include any injunctive or other non-monetary relief, or (iii) on terms that do not include a full release of the Indemnitee.

(d) The Indemnitee may not settle or compromise any Claim for which the Indemnitor has assumed control without the Indemnitor’s prior written consent. The Indemnitee may participate in the defense of the Claim with its own counsel at its own cost and expense.

(e) Consequential Damages. EXCEPT IN THE CASE OF (I) FRAUD OR INTENTIONAL MISREPRESENTATION, (II) BREACH OF ARTICLE 6, (III) INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, OR (IV) AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO INDEMNIFIABLE THIRD PARTY CLAIMS UNDER THIS ARTICLE 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.

ARTICLE 10 — TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 10, shall continue in perpetuity. For clarity, the perpetual nature of the Term shall not limit or impair PharmAla’s rights of termination, reversion, step-in or other remedies expressly provided in this Agreement.

10.2 Material Breach. If a Party is in material breach of any of its obligations under this Agreement and fails to cure such breach within ninety (90) days following written notice (“Breach Notice”) from the other Party specifying the nature of such breach (the “Cure Period”); provided that the Cure Period in respect of any undisputed failure by Jupiter to pay any amount when due under Article 3 shall be five (5) Business Days for the Upfront Payment, any portion of the Initial Cash Consideration payable as a condition precedent to the Effective Date, any cash amount payable in lieu of or in substitution for Equity Consideration or other Jupiter Shares, any cash shortfall under the VWAP Reset Mechanic, or any amount payable in connection with the Exchange Cap, and thirty (30) days for any other payment obligation. For clarity, any obligation of Jupiter to deliver escrow release instructions or make any cash payment that is expressly effective as of the Execution Date under Section 3.1(c) or Section 3.1(d) shall be subject to the applicable Cure Period in this Section 10.2 notwithstanding that the Effective Date has not yet occurred; provided that Jupiter shall not be deemed to be in breach or default to the extent the failure of the Effective Date to occur results from PharmAla’s failure to deliver required instructions, the Escrow Agent’s failure to release funds despite receipt of duly executed joint instructions, or any other condition within PharmAla’s control not being satisfied. A payment obligation shall be treated as undisputed only to the extent Jupiter has not, on or before the expiration of the applicable Cure Period, delivered written notice to PharmAla identifying in reasonable detail the specific portion of such payment obligation disputed in good faith and the basis for such dispute. Jupiter shall pay all undisputed portions of any invoice or payment obligation when due, and only the specifically disputed portion may be withheld pending resolution of the dispute in accordance with Section 3.7(b) and Article 11. If any disputed amount is finally determined pursuant to Article 11, by written agreement of the Parties, or by other binding resolution to be payable by Jupiter, Jupiter shall pay such amount within five (5) Business Days after such determination or agreement, and any failure to do so shall constitute an undisputed payment breach subject to the applicable Cure Period set forth in this Section 10.2. Except for PharmAla’s right to terminate this Agreement (a) for Jupiter’s material uncured and undisputed breach of Article 3 or (b) pursuant to Section 5.4, notwithstanding the previous sentence, if the alleged breaching Party reasonably and in good faith disagrees as to whether there has been a material breach of this Agreement, and such allegedly breaching Party provides the other Party with written notice of such disagreement and initiates the dispute resolution process in accordance with Article 11, in each case, within sixty (60) days following receipt of the Breach Notice, then (i) the other Party will not have the right to terminate this Agreement under this Section 10.2 unless and until it has been determined, in accordance with Article 11, that the allegedly breaching Party has materially breached this Agreement and such breaching Party fails to cure such breach within the period for cure determined in such dispute resolution, (ii) during the pendency of such dispute resolution process, the relevant Cure Period with respect to such alleged material breach will be tolled from the date the allegedly breaching Party provides the other Party with notice of such Dispute until the resolution of such Dispute in accordance with Article 11, and (iii) during the pendency of such dispute resolution process, all of the terms and conditions of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations under this Agreement.

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10.3 Insolvency. Either Party may terminate this Agreement immediately upon written notice if the other Party (i) becomes insolvent, (ii) files (or has filed against it) any petition under any bankruptcy, insolvency, reorganization or similar law that is not dismissed within ninety (90) days, (iii) makes a general assignment for the benefit of creditors, or (iv) has a receiver or trustee appointed in respect of substantially all of its assets.

10.4 Diligence Failure. PharmAla may terminate this Agreement upon ninety (90) days’ written notice if Jupiter fails to achieve any Development milestone set forth in Schedule D by the applicable deadline (as such deadline may be extended for any delay caused by Force Majeure, action or inaction by a Governmental Authority not caused by Jupiter’s negligence, PharmAla’s failure to perform this Agreement or any other written agreement between the Parties, or a human health safety risk or material human health safety concern as identified by a competent regulator or Institutional Review Board) and such failure remains uncured at the end of such notice period. The Parties acknowledge that the Development deadlines set forth in Schedule D constitute a binding diligence framework.

10.5 Change of Control Involving a Competing Business. Jupiter shall provide PharmAla with written notice promptly, and in any event not later than five (5) Business Days, after Jupiter becomes aware of any proposed transaction that, if consummated, would result in a Change of Control of Jupiter involving a Competing Business. Jupiter shall not consummate any Change of Control with a Competing Business without PharmAla’s prior written consent, which may be withheld, conditioned or delayed in PharmAla’s sole discretion, and it shall be deemed reasonable for PharmAla to withhold such consent where PharmAla reasonably determines, acting in good faith, that such transaction involving a Competing Business could reasonably be expected to adversely affect PharmAla’s rights in the Licensed Intellectual Property, PharmAla’s retained rights outside the Territory, the development or commercialization of ALA-002 outside the Territory, or the value of the consideration payable to PharmAla under this Agreement.

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If a Change of Control of Jupiter involving a Competing Business is consummated without PharmAla’s prior written consent, PharmAla may terminate this Agreement immediately upon written notice to Jupiter, whereupon all rights granted to Jupiter shall terminate and revert to PharmAla in accordance with Section 10.7.

10.6 Termination by Jupiter. Jupiter shall be entitled to terminate this Agreement by written notice to PharmAla for convenience, upon not less than one hundred and eighty (180) days’ prior written notice to PharmAla, provided that no termination for convenience by Jupiter shall relieve Jupiter of any obligation to pay any amounts accrued or payable as of the effective date of termination.

10.7 Effects of Termination.

(a) Upon any termination of this Agreement:

(i) all rights and licenses granted to Jupiter under Section 2.1 shall immediately terminate;

(ii) Each Party shall, at its sole cost and expense, promptly (and in any event within sixty (60) days of the effective date of termination) return to the other Party, or destroy at the other Party’s election, all Confidential Information of the other Party in such Party’s possession or under Jupiter’s control;

(iii) upon PharmAla’s written request delivered within five (5) Business Days of such termination, Jupiter agrees to negotiate in good faith with respect to the grant to PharmAla an exclusive and sublicensable under (a) all Know-How Controlled by Jupiter or any of its Affiliates that is necessary for the Manufacture, Development and Commercialization of Licensed Products that Jupiter or its Affiliates are Developing and/or Commercializing as of the effective date of termination (“Terminated Products”) and (b) all Patents that are Controlled by Jupiter or any of its Affiliates that Cover such Know-How and/or such Terminated Products, in each case solely to Manufacture, Development and Commercialization such Terminated Products; and

(iv) all amounts accrued or payable by Jupiter under this Agreement as of the effective date of termination shall remain due and payable in accordance with their terms.

(b) Upon termination of this Agreement by Jupiter pursuant to Section 10.6: (1) Jupiter shall, at its sole cost and expense and within sixty (60) days of the effective date of termination, transfer to PharmAla (or its designee) all Regulatory Documentation, INDs, NDAs, Regulatory Approvals, and clinical and pre-clinical data relating to ALA-002 that are owned and controlled by Jupiter as of such date, and execute and deliver such assignments and instruments as may be required to effect the foregoing, and cause its Affiliates and Sublicensees to do the same; and (2) Jupiter shall grant to PharmAla, effective upon such termination and at no further cost to PharmAla, a perpetual, irrevocable, worldwide, sublicensable, royalty-free license under all Jupiter Improvements that are owned and controlled by Jupiter as of such date to Develop, Manufacture and Commercialize ALA-002.

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(c) No Refund. No amounts previously paid by Jupiter to PharmAla under this Agreement, and no portion of the Deposit or Escrowed Funds released to PharmAla under the Escrow Agreement, shall be refundable or creditable in any circumstance, except as expressly provided in the Escrow Agreement.

(d) Inventory. Jupiter and its Affiliates and its or their Sublicensee(s) will have the right to sell or otherwise dispose of all inventory of Licensed Products in the Territory then in its stock for up to six (6) months, except that no sell-off right shall apply following termination of this Agreement by PharmAla as permitted hereunder, subject to the milestone and royalty payments due under this Agreement.

(e) Sublicenses. Each sublicense granted by Jupiter that is in good standing as of the effective date of termination shall, at the Sublicensee’s election (exercised by written notice to PharmAla within thirty (30) days of termination), survive as a direct license between PharmAla and such Sublicensee on the terms of the corresponding sublicense, provided that (i) PharmAla shall not have any obligations to such Sublicensee greater than its obligations to Jupiter under this Agreement, and (ii) such Sublicensee shall not, at the time of its election, be in breach of its sublicense agreement. Notwithstanding the foregoing, no sublicense granted to a Person engaged in a Competing Business, or granted in breach of this Agreement, shall survive termination without PharmAla’s prior written consent, which may be withheld in PharmAla’s sole discretion.

10.8 Other Remedies. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

10.9 Survival. Termination or expiration of this Agreement shall not relieve any Party of any obligation or liability accrued prior thereto. The provisions of Article 1, and Sections 2.6, 3.8 (in respect of accrued amounts), 3.9, 5.1, Article 6, Section 7.4, Article 9, Sections 10.7, 10.8 and 10.9, Article 11 and Article 12 shall survive any termination or expiration of this Agreement.

ARTICLE 11 — DISPUTE RESOLUTION; GOVERNING LAW

11.1 Good Faith Negotiation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination (a “Dispute”), the Parties shall first attempt in good faith to resolve such Dispute by negotiation between senior executive representatives of each Party (in the case of Jupiter, the Chief Executive Officer; in the case of PharmAla, the Chief Executive Officer). Either Party may initiate such negotiation by written notice to the other Party, and the executives shall meet (in person or by videoconference) within fifteen (15) Business Days of such notice. If the Dispute is not resolved within thirty (30) days following such initial meeting, either Party may proceed to arbitration in accordance with Section 11.2.

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11.2 Arbitration. Any Dispute that is not resolved pursuant to Section 11.1 shall be finally and exclusively resolved by binding arbitration administered by the ADR Institute of Canada, Inc. in accordance with the ADRIC Arbitration Rules then in force (the “Arbitration Rules”), as modified by this Section 11.2:

(a) Seat; Forum. The seat (legal place) of arbitration shall be Toronto, Ontario, Canada, and the arbitration shall be conducted in the English language.

(b) Number of Arbitrators. The arbitration shall be conducted by a tribunal of three (3) arbitrators where the amount in dispute exceeds US$10,000,000 (each Party appointing one (1) arbitrator and the two (2) Party-appointed arbitrators jointly appointing the chair), and by a sole arbitrator otherwise. Each arbitrator shall be qualified by training and experience to decide Disputes of the nature involved, including in pharmaceutical licensing matters.

(c) Confidentiality. Except as may be required by Applicable Law or by the rules of any securities exchange on which a Party’s securities are listed, the existence, content and result of any arbitration shall be treated as Confidential Information by the Parties and the arbitrators.

(d) Interim Relief. Notwithstanding anything to the contrary in this Article 11, each Party shall be entitled to seek interim, conservatory or injunctive relief from any court of competent jurisdiction (including, for greater certainty, any court in the United States) without prejudice to the agreement to arbitrate set forth in this Section 11.2. For clarity, either Party may seek interim, conservatory or injunctive relief to prevent or restrain unauthorized use or disclosure of Confidential Information, Licensed Know-How, Licensed Intellectual Property or Regulatory Documentation.

(e) Enforcement. Any award rendered by the arbitral tribunal shall be final and binding upon the Parties and may be entered for enforcement in any court of competent jurisdiction. The Parties expressly waive any right to appeal any such award to the fullest extent permitted by Applicable Law (other than as required by Article 34 of the UNCITRAL Model Law).

(f) Certain Disputes. Notwithstanding any provision to the contrary set forth in this Section 11.2, in the event of a Dispute with respect to (a) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, such Dispute will not be submitted to an arbitration proceeding, and instead, either Party may initiate litigation in a court of competent jurisdiction.

11.3 Governing Law. This Agreement, and all matters arising out of or relating to this Agreement, including any non-contractual obligations, shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to conflict of laws principles. The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

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11.4 Certain Disputes. Notwithstanding any provision to the contrary set forth in Section 11.1, in the event of a Dispute with respect to (a) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and such Dispute is not resolved in accordance with Section 11.1, such Dispute will not be submitted to an arbitration proceeding in accordance with Section 11.2, and instead, either Party may initiate litigation in a court of competent jurisdiction.

11.5 Carve-Out for U.S. Securities Law Matters. Notwithstanding Section 11.2 and 11.3, any claim arising under the United States federal securities laws in respect of the issuance, registration or trading of the Jupiter Shares constituting the Equity Consideration shall be governed by such federal laws and may be brought in any United States federal court of competent jurisdiction, and the Parties consent to the jurisdiction of such courts solely for the purposes of any such claim. Nothing in this Article 11 shall constitute a waiver of any non-waivable right, remedy, forum or protection available under United States federal securities laws.

ARTICLE 12 — MISCELLANEOUS

12.1 Notices. All notices, consents, demands and other formal or legal communications under this Agreement shall be in writing and shall be effective: (a) upon delivery if delivered personally; (b) upon confirmed receipt if sent by email (provided that any notice sent by email shall be promptly followed by a copy sent by one of the other methods); or (c) upon confirmation of delivery by an internationally recognized overnight courier service, in each case to the addresses set forth below or to such other address as either Party may designate by written notice to the other.

To PharmAla:	PharmAla Biotech Holdings Inc.
Attention: Chief Executive Officer
1 Adelaide Street East, Suite 801
Toronto, Ontario, M5C 2V9
Canada
Email: [***]

To Jupiter:	Jupiter Neurosciences, Inc.
Attention: Chief Executive Officer
11621 Kew Gardens Drive
Palm Beach Gardens, FL 33410
USA
Email: [***]

12.2 Assignment

(a) Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.

(b) Notwithstanding Section 12.2(a), either Party may assign this Agreement to (i) an Affiliate, provided that the assigning Party shall remain primarily liable for the performance of such Affiliate, or (ii) a Third Party that acquires all or substantially all of the assigning Party’s business or assets relating to this Agreement (whether by merger, sale of assets or otherwise), provided that the assignee assumes in writing all of the assigning Party’s obligations under this Agreement, and provided further that any assignment by Jupiter to a Person engaged in a Competing Business shall require PharmAla’s prior written consent, which may be withheld in PharmAla’s sole discretion. Any assignment by Jupiter in connection with a Change of Control involving a Competing Business shall be subject to Section 10.5.

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(c) Any purported assignment in violation of this Section 12.2 shall be null and void and shall constitute a material breach of this Agreement. This Agreement binds the Parties’ successors and permitted assigns.

12.3 Entire Agreement. This Agreement and the Existing CDA (to the extent provided in Section 6.5), constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings and agreements, whether written or oral (including the term sheet between the Parties dated May 19, 2026 (the “Term Sheet”); provided that the Binding Provisions of the Term Sheet (as defined therein) and the Escrow Agreement shall remain in full force and effect in accordance with their terms until the Escrowed Funds have been released in accordance with the Escrow Agreement), with respect to such subject matter. For clarity, nothing in this Agreement shall limit PharmAla’s rights to receive the Deposit and accrued interest in accordance with the Escrow Agreement.

12.4 Amendment; Waiver. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Party to be charged with such waiver, and no waiver of any breach shall constitute a waiver of any other or subsequent breach.

12.5 Severability. If any provision of this Agreement is held by a court or arbitral tribunal of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith to replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that achieves, to the extent possible, the original economic and commercial intent of the Parties.

12.6 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic transmission (including DocuSign, Adobe Sign or PDF) shall be as effective as delivery of a manually executed original.

12.7 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing in this Agreement shall be construed to create any partnership, joint venture, employment, franchise or agency relationship between the Parties, and neither Party shall have authority to bind the other in any manner.

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12.8 Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate. Each Party hereby guarantees the performance by its Affiliates of its obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.9 Force Majeure. Neither Party shall be liable to the other Party for any failure or delay in performance of any obligation under this Agreement (other than any obligation to make a payment of money) to the extent such failure or delay is caused by acts of God, war (declared or undeclared), terrorism, civil unrest, pandemics, governmental action, embargoes or other events beyond the reasonable control of such Party (each, a “Force Majeure”), provided that the affected Party (a) promptly notifies the other Party of the Force Majeure, (b) uses commercially reasonable efforts to mitigate and overcome the Force Majeure, and (c) resumes performance as soon as practicable.

12.10 Further Assurances. Each Party shall, at the other Party’s reasonable request and at such other Party’s cost, execute and deliver such further documents and instruments and take such further actions as may reasonably be required to give full effect to the provisions of this Agreement.

12.11 No Third Party Beneficiaries. Except as expressly provided in Article 9 (with respect to Indemnitees), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement shall be construed to confer any rights or remedies on any other Person.

12.12 Language. This Agreement has been drafted in English at the express wish of the Parties. Les parties aux présentes ont expressément requis que la présente convention soit rédigée en anglais.

12.13 Construction. The Parties acknowledge that each has been represented by counsel of its choice in the negotiation and drafting of this Agreement, and no presumption against the drafter shall apply.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

PHARMALA BIOTECH HOLDINGS INC.		JUPITER NEUROSCIENCES, INC.

By:	/s/ Nicholas (Nick) Kadysh	By:	/s/ Christer Rosén
Name:	Nicholas (Nick) Kadysh	Name:	Christer Rosén
Title:	Chief Executive Officer	Title:	Chairman, Chief Executive Officer & Founder

Date:	July 20, 2026	Date:	July 20, 2026

[Signature Page to Strategic Asset License Agreement]

Schedule A — Licensed Patents and Description of ALA-002

The patent covers the composition of matter for both non-racemic mixtures of MDMA and MBDB. However, it is important to note that ALA only relates to non-racemic mixtures of MDMA, and not MBDB.

Application Title: COMPOSITIONS COMPRISING NON-RACEMIC MIXTURES OF (R)- AND (S)-3,4-METHYLENEDIOXYMETHAMPHETAMINE OR (R) AND (S) N-METHYL-1,3-BENZODIOXOLYLBUTANAMINE AND USES THEREOF

Reference Number	Matter Type	Application Number	Patent Number	Priority Date	Filed Date	Granted Date
[***]	Non Provisional	18/117723	12053452	8/22/2022	3/6/2023	8/6/2024
[***]	Non Provisional	18/747519	-	8/20/2021	6/19/2024	-
[***]	Non Provisional	19/040188	-	8/20/2021	1/29/2025	-

Schedule B — Licensed Know-How

[***]

Schedule C — Licensed Regulatory Documentation

[***]

Schedule D — Development Plan and Development Timeline

	Development Event	Target Deadline
1.	Submission of an IND to the FDA	Within 3 months following establishment of finished dose ALA-002 product inventory plus 3 months stability, and in any event prior to first dosing in the Phase 1 Clinical Trial
2.	Submission of a Phase 1 protocol to the FDA	6 months from establishment of finished dose ALA-002 product inventory plus 3 months stability
3.	First dosing of the first patient in a Phase 1 Clinical Trial	6 months from Event #1
4.	Last patient last visit in the pivotal Phase 1 Clinical Trial	18 months from Event #2
5.	Submission of a Phase 2 protocol to the FDA	Within 12 months from Event #3
6.	First dosing of the first patient in a Phase 2 Clinical Trial	Within 12 months from Event #4
7.	Submission of a Phase 3 protocol to the FDA	Within 12 months from last patient last visit in Phase 2
8.	First dosing of the first patient in a Phase 3 Clinical Trial	Within 12 months from Event #6
9.	First Commercial Sale of a Licensed Product in the Territory	Within 6 months of NDA approval

Schedule E —Press Release